As filed with the Securities and Exchange Commission on March 14, 2003
                                                 Registration Statement No. 333-

                    U. S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              IBIZ TECHNOLOGY CORP.
                              ---------------------
                 (Name of small business issuer in its charter)

            Florida                                               86-0933890
            -------                                               ----------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                      7379
                                      ----
                          (Primary Standard Industrial
                          Employer Classification Code
                                     Number)

 2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85021, (623) 492-9200
 ------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85021
         --------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                        Mr. Kenneth Schilling, President
                              iBiz Technology Corp.
                     2238 West Lone Cactus Drive, Suite 200
                             Phoenix, Arizona 85021
                             ----------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:

                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st flr.
                            New York, New York 10018

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                        CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
    Title of each class of         Amount to be         Proposed      Proposed maximum        Amount of
 securities to be registered      registered (1)         maximum          aggregate       registration fee
                                                     offering price    offering price
                                                      per share (2)
------------------------------- -------------------- ---------------- ------------------ --------------------
 Common stock, $.001 par value          869,565,216           $.0025      $2,173,913.04              $200.00
                           (3)
------------------------------- -------------------- ---------------- ------------------ --------------------
 Common stock, $.001 par value            5,000,000           $.0025         $12,500.00                $1.15
                           (4)
------------------------------- -------------------- ---------------- ------------------ --------------------
                                        874,565,216                       $2,186,413.04              $201.15
------------------------------- -------------------- ---------------- ------------------ --------------------


 (1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and exercise of warrants. We are also registering such additional shares of common stock as may be issued as a result of the anti-dilution provisions contained in such securities. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures and upon exercise of the warrants to account for market fluctuations, and anti-dilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the closing bid price on the NASD OTC Bulletin Board on March 11, 2003.

(3) Represents shares underlying convertible debentures.

(4) Represents shares underlying common stock purchase warrants.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 14, 2003

                              iBiz TECHNOLOGY CORP.

                     874,565,216 shares of our common stock

         This prospectus relates to the resale by the selling stockholders of up to 874,565,216 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed to be underwriters of the shares of common stock, which they are offering.

         We will pay the expenses of registering these shares.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "IBZT." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 11, 2003, was $.0025.

                            -----------------------

  INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE _.

                            -----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this prospectus is March __, 2003.


The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by iBiz Technology Corp., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted

                               Prospectus Summary
GENERAL OVERVIEW

         iBiz Technology Corp. designs, manufactures, through subcontractors, and distributes a line of accessories for personal digital assistants and handheld computer market which is distributed through large retail chain stores and e-commerce sites. iBiz also markets LCD monitors, OEM notebook computers, third party software, and general purpose financial application keyboards.

       Our principal offices are located at 2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85021, and our telephone number is (623) 492-9200. Our web site is located at www.ibizcorp.com. iBiz was formed under the laws of the state of Florida.

THIS OFFERING
Common stock offered by selling stockholders
(includes 200% of the shares underlying convertible debentures and           Up to 874,565,216 shares, based on current
warrants).................................................................   market prices and assuming full conversion
                                                                             of the convertible debentures and full
                                                                             exercise of the warrants.  This number
                                                                             would represent 82.59% of our current
                                                                             outstanding stock
Common stock to be outstanding after the offering.........................   Up to 1,058,801,048 shares
Use of proceeds...........................................................   We will not receive any proceeds from the
                                                                             sale of the common stock.
Over-The-Counter Bulletin Board Symbol....................................   IBZT

     The above information is based on:

         o 184,235,832 shares of common stock outstanding as of March 11, 2003;
         o    subsequent conversions of our issued convertible debentures;
         o exercise of the warrants and subsequent sale of the common stock underlying the warrants by our selling stockholders; and

     The information above does not include the potential issuance and resale of up to 329,020,000 shares of our common stock upon the conversion of convertible securities and the exercise of warrants. Such shares of common stock have been registered on a prior registration statement that is effective.

         RISK FACTORS


         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.

         EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN OUR SEC PROSPECTUSES ARE "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS.

         WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES WHICH WILL COMPEL US TO SEEK ADDITIONAL CAPITAL.

         For the fiscal year ended October 31, 2002, we sustained a loss of approximately $6,490,465 and for the fiscal year ended October 31, 2001, we sustained a loss of $6,748,794. Future losses are anticipated to occur. We continue to have insufficient cash flow to grow operations and we cannot assure you that we will be successful in reaching or maintaining profitable operations.

         WE HAVE A LIMITED PRODUCT RANGE WHICH MUST BE EXPANDED IN ORDER TO EFFECTIVELY COMPETE.

         To effectively compete in our industry, we need to continue to expand our business and generate greater revenues so that we have the resources to timely develop new products. We must continue to market our products and services through our direct sales force and expand our e-commerce distribution channels. At the present time, we have no other products in the development process. We cannot assure you that we will be able to grow sufficiently to provide the range and quality of products and services required to compete.

         WE HAVE FEW PROPRIETARY RIGHTS, THE LACK OF WHICH MAY MAKE IT EASIER FOR OUR COMPETITORS TO COMPETE AGAINST US.

         We attempt to protect our limited proprietary property through copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies.

         "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR STOCK, WHICH MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules that impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:


         o the commission payable to both the broker-dealer and the registered representative,
         o    current quotations for the securities, and
         o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.
                                       2

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

         IF WE ARE REQUIRED FOR ANY REASON TO REPAY AN AGGREGATE OF $3,796,064 WORTH OF CONVERTIBLE DEBENTURES WE CURRENTLY HAVE OUTSTANDING, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

         As of March 11, 2003, we had an aggregate of $3,796,064 worth of convertible debentures outstanding. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action would require us to curtail or cease operations.

         THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE THE DEBENTURE HOLDERS TO MAKE SHORT SALES OF OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK AND COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES.

         Our outstanding convertible debentures are convertible into shares of our common stock at a discount to the trading price of our common stock. The conversion feature may encourage the debenture holders to make short sales of the common stock prior to their conversions. Such sales could significantly depress the price of the common stock, allowing the debenture holders to convert into a substantially larger number of shares of common stock.

         OUR COMMITMENTS TO ISSUE ADDITIONAL COMMON STOCK MAY DILUTE THE VALUE OF YOUR STOCKHOLDINGS, ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL.

         In addition to the shares of common stock included for resale in this prospectus, we currently have outstanding commitments in the form of convertible debentures and warrants to issue a substantial number of new shares of our common stock. Furthermore, the number of shares issuable upon conversion of these securities is subject to adjustment, depending on the market price of our common stock. To the extent that the price of our common stock decreases, we will be required to issue additional shares upon conversion. There is essentially no limit to the number of shares that we may be required to issue.

         The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the debentures, based on the market prices 25%, 50% and 75% below the current market value of $0.0025 as of March 11, 2003:

                                                 With
                                               Discount          Number of Shares          Percentage of
% Below Market        Price Per Share           of 50%               Issuable            Outstanding Stock
--------------        ---------------           ------               --------            -----------------
        25%                $.001875           $.0009375            533,333,333                  74%
        50%                 $.00125            $.000625            800,000,000                  81%
        75%                $.000625           $.0003125           1,600,000,000                 90%

         As illustrated, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

         An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

         In their report dated January 17, 2003, our independent auditors stated that our financial statements for the year ended October 31, 2002 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended October 31, 2002 in the amount of $6,490,465 and an accumulated deficit of $20,336,150 as of October 31, 2002. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered by this prospectus. iBiz intends to use the net proceeds from exercise of warrants, if any, primarily for working capital needs and general corporate purposes. There can be no assurance that any warrants will be exercised.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is currently traded on the Over The Counter Bulletin Board. The common stock was initially listed under the symbol "EVCV" on June 3, 1998, and trading began on July 16, 1998. On October 26, 1998, we changed our trading symbol to "iBiz" and then to "IBZT" on September 30, 2002 as a result of a 1 for 10 reverse stock split. The following charts indicate the high and low sales price for our common stock for each of our fiscal quarters for the past two years, and subsequent interim period, as quoted on the Over The Counter Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.



      Quarter Ended              High             LOW
--------------------------- --------------- ----------------
      January 31, 2001             0.419        0.177
        April 30, 2001             0.220        0.135
         July 31, 2001             0.200        0.010
      October 31, 2001             0.550        0.020
      January 31, 2002             0.015        0.004
        April 30, 2002             0.014        0.005
         July 31, 2002             0.007        0.0015
      October 31, 2002             0.006        0.0001
      January 31, 2003             0.035        0.00381
  As of March 11, 2003             0.004        0.0021

--------------------------- --------------- ----------------



* Table reflects a 1 for 10 reverse stock split of our common stock effectuated on September 30, 2002.


         As of March 10, 2003, management believes there to be approximately 7,142 holders of record of iBiz's common stock. To date, iBiz has not paid any dividends on its common stock. iBiz does not currently intend to pay dividends in the future. iBiz is prohibited from declaring or paying dividends while certain debentures or warrants are outstanding.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         iBiz Technology Corp. through its wholly-owned operating subsidiary, iBiz Inc., designs, manufactures, and distributes personal digital assistant accessories (PDA accessories), small footprint desktop computers, transaction printers, general purpose financial application keyboards, numeric keypads, TFT-LCD monitors and related products. iBiz also markets a line of OEM debenturebook computers and distributes a line of transactional and color printers. To provide a greater range of products, iBiz resells third-party hardware, software and related supplies.

SELECTED FINANCIAL INFORMATION

                                                               YEAR ENDED
---------------------------------------------------------------------------------------
                                                        10/31/02             10/31/01
Statement of Operations Data                       $                    $
         Sales                                            356,278            1,966,665
         Gross profit (Loss)                              (23,162)             541,909
         Loss from continuing operations               (6,010,861)          (4,640,715)
         Net loss after tax                            (5,455,728)          (6,748,794)
         Net loss per share
                    Continuing operations                    (.23)                (.83)
                    Discontinuing operations                 (.02)                (.38)

Balance Sheet Data                                    At 10/31/02          At 10/31/01
         Total assets                                     439,120              923,858
         Total liabilities                              4,373,436            4,868,336
         Stockholders' equity (deficit)                (4,941,782)          (3,944,478)

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with our Board of Directors, we have identified eight accounting principles that we believe are key to an understanding of our financial statements. These important accounting policies require management's most difficult, subjective judgments.

(1) ACCOUNTS RECEIVABLE

Accounts receivable are reported at the customer's outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable.

(2) ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts on accounts receivables is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, account balance over one year old, etc.).

(3) INVENTORIES

Inventories are stated at the lower of cost (determined principally by average cost) or market. Inventories consist only of purchased finished products.

(4) ACCOUNTING FOR CONVERTIBLE DEBT SECURITIES

The Company has issued convertible debt securities with non-detachable conversion features. The Company has recorded the fair value of the beneficial conversion features as interest expense and an increase to Additional Paid in Capital.

(5) REVENUE RECOGNITION

Product Sales - when the goods are shipped and title passes to the customer.

Maintenance Agreements - Income from maintenance agreements is being recognized on a straight-line basis over the life of the service contracts. The unearned portion is recorded as deferred income.

Service Income - When services are performed.

(6) GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred significant losses, has negative working capital and needs additional capital to finance its operations. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company also intends to finance its operations through sales of its securities as well as entering into loans and other types of financing arrangements such as convertible debenture.

(7) DISCONTINUED OPERATIONS

As of October 31, 2001, management elected to discontinue non-profitable segments of the Company's operations and to focus on profitable business units. For the year ended October 31, 2002, the Company continued to "wind-down" its discontinued operations.

(8) CONSULTING AGREEMENTS

The Company issued common stock for payment of consulting services. The cost of the consulting services was determined by multiplying the common shares issued by the market price of the shares at the inception date of the agreement.

                              RESULTS OF OPERATIONS

Fiscal year ended October 31, 2002 compared to fiscal year ended October 31, 2001.

REVENUES. Sales from continuing operations decreased by approximately 82% to $356,278 in the fiscal year ended October 31, 2002 from $1,966,665 in the fiscal year ended October 31, 2001. The decrease was mainly a result of the focus by management on raising financing for iBiz, Inc., a transition to a new line of industry unique products and the overall slow down in the national economic conditions.

COST OF SALES. The cost of sales of $379,440 in the fiscal year ended October 31, 2002 decreased from $1,424,756 for the fiscal year ended October 31, 2001. This decrease of 73% reflects a drop in purchaser due to the drop in sales volume.

GROSS PROFIT. Gross profit as a percentage of sales was a negative 6.5% in the fiscal year ended October 31, 2002 as compared to 28% for the fiscal year ended October 31, 2001. The decrease in gross profit resulted from reductions in sales, the write-off of obsolete inventory, and sales at reduced margins in order to generate cash.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased approximately 61% to $1,516,776 in the fiscal year ended October 31, 2002 from $3,885,435 in the fiscal year ended October 31, 2001. The decrease in expenses resulted from reductions in overall expenses, especially payroll, rent, travel and professional fees.

INTEREST EXPENSE. Interest expense increased 10% to $250,057 in the fiscal year ended October 31, 2002 from $226,863 in the fiscal year ended October 31, 2001. The increase in interest was primarily on accrued interest on the convertible debentures.

INTEREST EXPENSE - CONVERTIBLE DEBENTURES-BENEFICIAL CONVERSION FEATURE. The Company has issued convertible debt securities with a non-detachable convertible feature that were "in-the-money" at the date of issuance. The Company has recorded the fair value of the beneficial conversion feature as interest expense and an increase in paid-in-capital. Interest expense on the convertible debentures was $4,283,930 and $1,336,793 for the years ended October 31, 2002 and 2001, respectively.

NET LOSS FROM CONTINUING OPERATIONS. Net loss from continuing operations increased 30% to $6,010,861 for the fiscal year ended October 31, 2002 from a net loss of $4,640,668 for the fiscal year ended October 31, 2001. The increase in net loss was primarily the result of the reduction in sales, the increase in beneficial conversion interest less the decrease in selling, general and administrative expenses.

DISCONTINUED OPERATIONS. Loss from discontinued operations decreased 77% from $2,108,076 for fiscal year ended October 31, 2001 to $479,554 for fiscal year ended October 31, 2002. The reason for the decrease is that the Company had a full year of discontinued operations in fiscal year ended October 31, 2001 and only "winding-down" expenses in fiscal year ended October 31, 2002.


The three months ended January 31, 2003 compared to the three months ended January 31, 2002.

REVENUES. Sales from continuing operations decreased by approximately 45% to $75,310 in the three months ended January 31, 2003 from $135,737 in the three months ended January 31, 2002. The decrease was mainly a result of the focus by management on raising financing for IBIZ, Inc., a transition to a new line of industry unique products and the overall slow down in the national economic conditions.

COST OF SALES. The cost of sales of $91,735 in the three months ended January 31, 2003 increased from $83,516 for the three months ended January 31, 2002. This increase of 10% is a result of higher product costs and increases in employee salaries.

GROSS PROFIT. Gross profit as a percentage of sales was a negative 22% in the three months ended January 31, 2003 as compared to a positive 38% for the three months ended January 31, 2002. The decrease in gross profit resulted from reductions in sales, higher product costs and increases in employee salaries.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased approximately 2% to $441,229 in the three months ended January 31, 2003 from $449,278 in the three months ended January 31, 2002. The minimal decrease in expenses resulted from reductions in overall expenses.

INTEREST EXPENSE. Interest expense decreased 4% to $82,352 in the three months ended January 31, 2003 from $85,753 in the three months ended January 31, 2002. The minimal decrease in interest is a result of lower interest rate convertible debentures being converted and new higher interest rate convertible debentures being issued.

INTEREST EXPENSE - CONVERTIBLE DEBENTURES-BENEFICIAL CONVERSION FEATURE. The Company has issued convertible debt securities with a non-detachable convertible feature that were "in-the-money" at the date of issuance. The Company accounts for such securities in accordance with Emerging Issues Task Force Topic D-60.

The Company has recorded the fair value of the beneficial conversion feature as interest expense and an increase in paid-in-capital. Interest expense on the convertible debentures was $837,998 and $116,214 for three months ended January 31, 2003 and 2002, respectively.

NET LOSS FROM CONTINUING OPERATIONS. Net loss from continuing operations increased 147% to $1,378,004 for the three months ended January 31, 2003 from a net loss of $556,993 for the three months ended January 31, 2002. The increase in net loss was primarily the result of the reduction in sales, higher product costs, increases in employee salaries and the increase in beneficial conversion interest.

DISCONTINUED OPERATIONS. Loss from discontinued operations was $240,847 for three months ended January 31, 2002 as a result of management's election to discontinue non-profitable segments of the Company's operations and to focus on profitable business units as of October 31, 2001. The Company completed the discontinuance at October 31, 2002 and incurred no further expenses from that date.

LIQUIDITY.

Net cash (used) by operating activities for the three months ended January 31, 2003 was $225,339 compared to $60,651 (used) by operating activities for the three months ended January 31, 2002. The $164,688 change was primarily due to:

         a. Increase in accounts receivable resulting from the Company's major customer paying on approximately 60 day terms instead of the agreed upon terms of 45 days.
         b. Increase in inventories resulting from the purchase of new product line for shipment in the second quarter of this fiscal year
         c. Increase in prepaid expenses resulting from the purchase of packaging to accompany the new product line
         d. Decrease in accounts and notes payable and accrued liabilities and taxes
         e.   Increase in net loss after adjustments for non-cash activities.

The Company plans to remedy the deficiency of operating cash flows by increasing income from its new product line.

Our investing activities for the three months ended January 31, 2003 provided no cash, as compared to $48,635 which was provided in the three months ended January 31, 2002. The primary change was that the Company received cash from the sale of assets for during the three months ended January 31, 2002 and had no investing activities in the three months ended January 31, 2003.

Our financing activities for the three months ended January 31, 2003 provided cash of $359,581 compared to $142,923, for the three months ended January 31, 2002. The primary change was that the Company obtained $360,000 of new debenture financing for the three months ended January 31, 2003 compared to $201,236 for the three months ended January 31, 2002. The Company also repaid $58,313 on its note payable, factor during the three months ended January 31, 2002 and $0 during the three months ended January 31, 2003.

Capital Resources
-----------------

Working capital is summarized and compared as follows:

                                        January 31, 2003       January 31, 2002
                                        ----------------       ----------------

     Current assets                     $      333,706         $     656,677
     Current liabilities                     5,126,364             3,807,888
                                        ----------------       ----------------
     Working capital (deficit)          $   (4,792,658)        $  (3,151,211)
                                        ================       ================

The increase in the deficit in working capital was primarily due to the net loss sustained from operations, liquidation of net assets held for sale and the increase in the convertible debentures, current portion.

At January 31, 2003, stockholders' deficit was $5,337,469 as compared to a stockholders' deficit of $4,941,782 at October 31, 2002. The $395,687 change in stockholders' deficit was accounted for as follows:

     Increase in Stockholders' Equity
         Issuance of common stock                                $      29,228
         Conversion of convertible debentures,
           net of costs                                                115,091
         Interest expense - convertible
           debentures - beneficial conversion
           feature                                                     837,998

     Decreases in stockholders' equity
        net loss                                                    (1,378,004)
                                                                 --------------
                      Net Change                                 $    (395,687)
                                                                 ==============

The Company currently has no material commitments for capital expenditures.

The Company has $3,108,927 and $850,000 of debt payments related to convertible debentures due within the next year and next two to five years, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

The FASB recently issued the following statements:



FASB 144 - Accounting for the impairment or disposal of long-lived assets FASB 145 - Rescission of FASB statements 4, 44 and 64 and amendment of
            FASB 13
FASB 146 - Accounting for costs associated with exit or disposal activities
FASB 147 - Acquisitions of certain financial institutions
FASB 148 - Accounting for stock based compensation



These FASB statements did not, or are not expected to, have a material impact on the Company's financial position and results of operations.

SUBSEQUENT EVENTS

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on January 31, 2003 for the sale of (i) $500,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This registration statement covers the resale of the common stock underlying these securities. The investors are obligated to provide us with the funds as follows:

         -    $300,000 was disbursed on January 31, 2003

         - $100,000 will be disbursed within ten days of filing this prospectus with the Securities and Exchange Commission

         - $100,000 will be disbursed within ten days of the effectiveness of this prospectus.

The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.01 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of the convertible debentures. The warrants are exercisable until seven years from the date of issuance at an exercise price of $0.01 per share.

         In addition, we have granted the investors a security interest in substantially all of our assets and registration rights.

                             DESCRIPTION OF BUSINESS

         iBiz Technology Corp., through its wholly-owned operating subsidiary iBiz Inc., designs, manufactures and distributes personal digital assistant
(PDA) accessories and other handheld computing devices. Our expanding product line for the growing PDA market is distributed through large retail chains and distributors throughout the United States.

         In March 2000, we introduced the Keysync Keyboard and a line of products specific to the personal digital assistant market. Through October 31, 2002, we have expanded our product mix to more than eighty different individual PDA products manufactured to iBiz's specifications by various overseas manufacturers.

         On July 11, 2002, iBiz acquired the intellectual property and marketing rights for the Xela Case Keyboard, which is currently scheduled for mass production and shipping at the beginning of the second quarter of fiscal year 2003.

         iBiz's principal offices are located at 2238 West Lone Cactus, #200, Phoenix, Arizona 85021. iBiz maintains a website at www.ibizcorp.com. The information on the website is not part of this report.

         Statements regarding the various hardware products offered by the Company, joint ventures, marketing agreements and web-hosting services are forward-looking and you should not rely on them or assume that the products discussed will ever be shipped in quantities sufficient to generate material revenue or that marketing agreements and web-hosting services will generate any revenue. Many products discussed in this report may ultimately not be sold or may only be sold in limited quantities. Marketing agreements and web-hosting services may not result in anticipated revenue for the Company. Technology used in computer products is subject to rapid obsolescence, changing consumer preferences, software advancements, and competitors' products time to market. These factors, among others, may result in unforeseen changes in the types of products ultimately sold and services offered by the Company. See Risk Factors, below.

PRODUCTS AND SERVICES

         iBiz Inc.'s success is dependent upon the introduction of new products and the enhancement of existing products. iBiz Inc. is actively engaged in the design and development of additional peripherals to augment its present product line. Currently, iBiz designs many of its products in-house.

         Because of the rapid pace of technological advances in the personal computer industry, iBiz must be prepared to design, develop, manufacture and market new and more powerful hardware products in a relatively short time span.

         iBiz Inc. also provides third-party hardware, software, and related supplies. in an effort to provide our customers a wider range of products.

MARKETING, SALES AND DISTRIBUTION

         iBiz markets and distributes products directly to end users through a direct sales force, regional resellers, value-added providers in the banking and point-of-sale ("POS") market and Internet commerce sites.

         In addition to direct sales, iBiz also markets its full range of products directly to retail customers through its website at www.ibizcorp.com or www.ibizpda.com. To date, iBiz has recognized only nominal revenues from Internet retail sales, however, we are continuing to see moderate revenue increases through this venue. Management believes that direct sales to end users should allow iBiz to more efficiently and effectively meet customer needs by providing products which are tailored for the customer's individual requirements at a more economical price.

         iBiz also distributes its products to regional resellers and, to a lesser extent, national distributors and to retail stores such as CompUSA, Inc., Fry's Electronics, Staples, Mobileplanet, Micro Center, RC Willeys, Baillios, Pdamart and Outpost.com.

MANUFACTURING

         iBiz products are engineered and manufactured by various entities in Taiwan and mainland China. Currently, these manufacturers build iBiz products to iBiz specifications with non-proprietary components. The vast majority of parts used in iBiz products are available to iBiz competitors. Although iBiz has not experienced difficulties in the past relating to engineering and manufacturing, the failure of iBiz' manufacturers to produce products of sufficient quantity and quality could adversely affect iBiz's ability to sell the products that its customers demand.

         iBiz engages in final assembly, functional testing and quality control of its products in its Phoenix, Arizona facility. Management believes iBiz's completion of the final stages of manufacturing allows iBiz to ensure quality control for its products manufactured overseas.

         iBiz has entered into an agreement with Catronics, a Chinese manufacturer, to build the Xela Case Keyboard. The engineering and manufacturing of the Xela Case Keyboard is done entirely by Catronics. Management believes this relationship allows iBiz to offer a broader range of products to its customers without the cost of research and development and manufacturing.

LICENSES

         Microsoft, Inc. In June 1999, iBiz entered into an agreement with Microsoft, Inc. to become an OEM system builder. Participation in this program allows iBiz to install genuine Microsoft operating systems in selected applications with full support from Microsoft. In addition, this agreement entitles iBiz to pre-production versions of Microsoft products and enables iBiz to provide input into development and design of new products.

         KeyLink Software License. iBiz has an exclusive, perpetual license to use, distribute and offer for sale with associated hardware the software that facilitates the connection between the KeySync keyboard and PDAs.

PATENTS AND TRADEMARKS

         iBiz holds United States and foreign patents for its products. iBiz filed a patent application for its Lapboard keyboard and was awarded patent 09/765169 on January 3, 2002. In general, iBiz believes that its success will depend primarily upon the technical expertise, creative skills, and management abilities of its officers, directors, and key employees rather than on patent ownership.

         iBiz has filed an application with the United States Patent and Trademark Office for the use of the names "iBiz" and "KeySync" and received a trademark award for the iBiz name on January 8, 2002.

         On July 11, 2002, iBiz purchased intellectual property assets for the Xela Case Keyboard including the patent application S/N T001 P00547-US1, trademark application S/N: 78/139,898 and resale rights from ttools, LLC, a Rhode Island limited liability company. Currently Patent and Trademark applications are in due process with the United States Patent and Trademark Office. The trademark application for XELA was published by the Patent and Trademark office in the Official Gazette on January 7, 2003 for the purpose of opposition.

SERVICE AND SUPPORT

         iBiz provides its customers with a comprehensive service and support program. Technical support is provided to customers via a toll-free telephone number as well as through the iBiz website. The number is available Monday through Friday 8:00 a.m. to 5:00 p.m., Mountain Standard Time.

         Also available on iBiz's website are links to files for software patches and drivers used for software updates.

COMPETITION

         The handheld computer industry is highly competitive. iBiz competes at the product level with various other handheld computer manufacturers and at the distribution level primarily with computer retailers, on-line marketers and the direct sales forces of large PDA manufacturers.

         At the product level, the PDA industry is characterized by rapid technological advances in both hardware and software development and by the frequent introduction of new and innovative products. There are approximately 14 manufacturers of personal computers, the majority of which have greater financial, marketing and technological resources than iBiz. Competitors at this level include Palm, HP, Dell, Sony, and Handspring, however, most key PDA manufacturers outsource or private label PDA accessory products from companies similar to iBiz.

         Competitive factors include product quality and reliability, price to performance characteristics, marketing capability, and corporate reputation. In addition, a segment of the industry competes primarily for customers on the basis of price. Although iBiz's products are price competitive, iBiz does not attempt to compete solely on the basis of price.

         The intense nature of competition in the computer industry subjects iBiz to numerous competitive disadvantages and risks. For example, many major companies will exclude consideration of iBiz's products due to limited size of the company. Moreover, iBiz's current revenue levels cannot support a high level of national or international marketing and advertising efforts. This, in turn, makes it more difficult for iBiz to develop its brand name and create customer awareness. Additionally, iBiz's products are manufactured by third parties in Taiwan or China. As such, iBiz is subject to numerous risks and uncertainties of reliance on offshore manufacturers, including, taxes or tariffs, non-performance, quality control, and civil unrest. Also, as iBiz holds few patents, the vast majority of parts used in its products are available to its competitors.

         Management believes that it can compete effectively by providing PDA accessories utilizing unique designs and space-saving qualities. Although management believes it has been successful to date, there can be no assurance that iBiz will be able to compete successfully in the future.

CUSTOMERS FOR PRODUCTS

         Throughout its history, iBiz's ability to deliver innovative product designs and quality customer service has enabled it to provide products to major retailers and distributors. For the year ended October 31, 2002, we had 2 customers that accounted for 14% and 13% our total revenues.

USE OF TRADEMARKS AND TRADENAMES

         All trademarks and tradenames used in this prospectus are the property of their respective owners.

EMPLOYEES

         As of February 10, 2003, iBiz had approximately 5 full-time employees. No employee of iBiz is represented by a labor union or is subject to a collective bargaining agreement. iBiz has never experienced a work-stoppage due to labor difficulties and believes that its employee relations are good.

                             DESCRIPTION OF PROPERTY

         On February 1, 2002, iBiz began leasing approximately 4,343 square feet of custom built office space located at 2238 West Lone Cactus, #200, Phoenix, Arizona. The facility is used for administration, design, engineering and assembly of products. iBiz's lease is for a term of 3 years, with monthly rental payments from $2,172 to $4,343 plus taxes and operating costs.

                                LEGAL PROCEEDINGS

         iBiz has been assessed approximately $62,000 in penalties and interest by the IRS in connection with payroll taxes due through the first quarter of 1999. iBiz has paid the taxes, interest, and some portion of the penalty, but has requested an abatement of the remaining penalty imposed. iBiz is awaiting a final disposition by the IRS.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

             Name                  Age                               POSITION
-------------------------------- -------- ---------------------------------------------------------------
Kenneth W. Schilling               51     President, Chief Executive Officer, Acting Principal
                                          Accounting Officer, and Director

Mark H. Perkins                    39     Executive Vice President, and Director
-------------------------------- -------- ---------------------------------------------------------------

         The term of each director continues until the next annual meeting. No director holds any other directorships in reporting companies.

         Kenneth W. Schilling founded INVNSYS' predecessor, SouthWest Financial Systems, in 1979, and has been Chief Executive Officer, President and a Director since INVNSYS' founding. Mr. Schilling studied for a B.S. in electrical engineering at the University of Pittsburgh from 1970 to 1972 but left for military service prior to receiving his degree. On February 28, 2001, the Securities and Exchange Commission filed a federal court action in the District of Arizona against Mr. Schilling. Mr. Schilling, however, has reached a settlement with the Commission in which he neither admits nor denies the allegations made against him. Pursuant to this settlement, Mr. Schilling will be permanently enjoined from violating Section 10(b) of the Exchange Act or Rule 10b-5 thereunder. Mr. Schilling will also be required to pay a $20,000 civil penalty.

         Mark H. Perkins joined INVNSYS in 1994 and currently serves as Executive Vice President. Mr. Perkins was appointed to iBiz's Board of Directors on March 5, 1999. Prior to his joining INVNSYS, Mr. Perkins was employed at American Express as a project manager for major systems implementation, a position he held for eight years. Mr. Perkins earned a degree in business management from California State University-Sonoma.

EXECUTIVE COMPENSATION

         The Board believes that leadership and motivation of our executives are critical to establishing iBiz's preeminence both in the marketplace and as an investment for stockholders. The Board is responsible for ensuring that the individuals in executive positions are highly qualified and that they are compensated in a manner that furthers our business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

         o offer competitive total compensation value that will attract the best talent to iBiz; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

         o encourage executives to manage from the perspective of owners with an equity stake in iBiz.

         o iBiz's compensation program for executive officers is targeted to provide highly competitive total compensation levels (including both annual and long-term incentives) for highly competitive performance.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain compensation paid or accrued by us to certain of our executive officers during fiscal years ended 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                         Other
                                                           Annual      Restricted     Options       LTIP
  Name & Principal                Salary       Bonus       Compen-        Stock         SARs       Payouts      All Other
      Position          Year        ($)         ($)      sation ($)    Awards ($)      (#)(1)        ($)      Compen-sation
--------------------- --------- ------------ ----------- ------------ -------------- ----------- ------------ --------------
Kenneth W.              2002    68,750.00        0            0       57,691.82(1)       0            0             0
Schilling,              2001    200,000.00     26,138         0             0         300,000         0             0
President, CEO,         2000    200,000.00     40,000         0             0            0            0             0
Acting Principal
Accounting Officer,
and Director
--------------------- --------- ------------ ----------- ------------ -------------- ----------- ------------ --------------
Mark H. Perkins,        2002    69,791.69        0            0         57,021.48        0            0             0
Executive Vice          2001    150,000.00     26,138         0             0         300,000         0             0
President, Director     2000    88,000.00      40,000         0             0            0            0             0
--------------------- --------- ------------ ----------- ------------ -------------- ----------- ------------ --------------

         (1) Represents 57,691,823 restricted shares issued at the market price of $0.001 on August 22, 2002.

         (2) Represents 57,021,476 restricted shares issued at the market price of $0.001 on August 22, 2002.

OPTIONS GRANTED DURING MOST RECENT FINANCIAL YEAR. The following table sets out information relating to options granted during the most recent financial year to the Named Executive Officers.

None.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

------------------------------------------------------------------------------------------------------------
                                                      Number of Unexercised   Value of Unexercised
                         Shares                       Options at Fiscal Year  In-the-Money Options at
                         Acquired on     Value        End Exercisable/        Fiscal Year End Exercisable/
Name                     Exercise (#)    Realized ($) Un-exercisable          Un-exercisable (1)
------------------------------------------------------------------------------------------------------------
Kenneth W. Schilling     -0-             -0-          625,000/25,000          $0/$0
Terry S. Ratliff         -0-             -0-          625,000/25,000          $0/$0
Mark H. Perkins          -0-             -0-          625,000/25,000          $0/$0
------------------------------------------------------------------------------------------------------------

         (1)  None of the options are "in-the-money."

There were no long-term incentive plans or rewards made in fiscal 2000.

EMPLOYMENT AGREEMENTS

         Employment Agreement For Kenneth W. Schilling. Effective July 12, 2001, Kenneth W. Schilling and iBiz entered into an Employment Agreement (the "Agreement"). Under the Agreement, Mr. Schilling has been retained to act as President and Chief Executive Officer of iBiz. The Agreement is for a term of three years ending July 12, 2004. Under the Agreement, Mr. Schilling shall receive an annual base salary of $250,000. Mr. Schilling will also receive three hundred thousand (300,000) options to purchase three hundred thousand (300,000) shares of common stock of iBiz at an exercise price to be determined by the Board based upon the closing price of the Company's common stock. In addition, Mr. Schilling will also receive a bonus equal to one percent 1% of the total sales of the Company recorded in the preceding fiscal quarter.

         Employment Agreement For Mark Perkins. Effective July 12, 2001, Mark Perkins and iBiz entered into an Employment Agreement (the "Agreement"). Under the Agreement, Mr. Perkins has been retained to act as Executive Vice-President of iBiz. The Agreement is for a term of three years ending July 12, 2004. Under the Agreement, Mr. Perkins shall receive an annual base salary of $150,000. Mr. Perkins will also receive three hundred thousand (300,000) options to purchase three hundred thousand (300,000) shares of common stock of iBiz at an exercise price to be determined by the Board based upon the closing price of the Company's common stock. In addition, Mr. Perkins will also receive a bonus equal to one percent 1% of the total sales of the Company recorded in the preceding fiscal quarter.

         In addition to the foregoing, each Agreement contains the following termination provisions:

"(a) Termination By The Company For Cause: The Company shall have the right to terminate this Agreement and to discharge Employee for cause (hereinafter "Cause"), and all compensation to Employee shall cease to accrue upon discharge of Employee for Cause. For the purposes of this Agreement, the term "Cause" shall mean (i) Employee's conviction of a felony; (ii) the alcoholism or drug addiction of Employee; (iii) gross negligence or willful misconduct of Employee in connection with his duties hereunder; (iv) the determination by any regulatory or judicial authority (including any securities self-regulatory organization) that Employee directly violated, before or after the date hereof, any federal or state securities law, any rule or regulation adopted thereunder; or (v) the continued and willful failure by Employee to substantially and materially perform his material duties hereunder.

(b) Termination By The Company Without Cause: In the event Employee's employment hereunder shall be terminated by the Company for other than Cause: (1) the Employee shall thereupon receive as severance in a lump sum payment from the Company the amount of one (1) year of Salary in effect at the time of such termination.

(c) Resignation: In the event Employee resigns without Reason, he shall receive any unpaid fixed salary through such resignation date and such benefits to which he is entitled by law, and shall also receive a lump sum payment from the Company in the amount of six (6) months Salary in effect at the time of such resignation.

(d) Change of Control: In the event of a Change in Control, as hereinafter defined, the Company shall pay the Employee in a lump sum the amount of three
(3) years of annual Salary in effect at the time of such Change in Control. Such payment and grant shall be made regardless of the continuation or termination of Employee's employment with the Company after a Change of Control, and shall be in addition to, and not in lieu of, any other payments or issuances due pursuant to the terms of this agreement. For purposes hereof, a Change in Control shall be deemed to have occurred (i) if there has occurred a "change in control" as such term is used in Item 1 (a) of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, at the date hereof ("Exchange Act") or (ii) if there has occurred a change in control as the term "control" is defined in Rule 12b-2 promulgated under the Exchange Act."

IBIZ TECHNOLOGY CORP. STOCK OPTION PLAN

         The iBiz Technology Corp. Stock Option Plan provides for the grant of stock options to purchase common stock to eligible directors, officers, key employees, and service providers of iBiz. The stock option plan covers an aggregate maximum of ten million (10,000,000) shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options (options which do not meet the requirements of Section 422). Under the stock option plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. As of January 31, 2003, 3,145,000 options had been granted to 37 persons (net of cancelled and exercised) under the plan at exercise prices of between $0.53 and $5.00. As of March 11, 2003, the market price of the stock was $0.0025. The options have been granted for periods ranging from one (1) to ten (10) years, subject to earlier cancellation upon termination of employment, resignation, disability and death. The options vest pursuant to the terms of each individual option, which to date have ranged from immediate to a five (5) year period.

         The stock option plan benefits currently have no value, as all of the outstanding options were issued at exercise prices greater than the current price of our common stock.

         The Board of Directors administers and interprets the stock option plan and is authorized to grant options thereunder to all eligible persons. In the event the Board has at least two (2) members who are not either employees or officers of iBiz or of any parent or subsidiary of iBiz, the stock option plan will be administered by a committee of not less than two (2) persons who are such independent directors. The Board designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Certain changes in control of iBiz, as defined in the stock option plan, will cause the options to vest immediately. Each option granted under the stock option plan must be exercised, if at all, during a period established in the grant that may not exceed ten (10) years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with iBiz. The Board may make amendments to the stock option plan from time to time it deems proper and in the best interests of iBiz provided it may not take any action which disqualifies any option granted under the stock option plan as an incentive stock option or which adversely effects or impairs the rights of the holder of any option under the stock option plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         While a private company, INVNSYS (now iBiz) made loans totaling $992,037 to Kenneth Schilling. These loans are payable on demand and accrued interest at eight percent (8%) during 1997 and six percent (6%) during 1998 and 1999. As of January 31, 2001, the balance of the loans payable by Mr. Schilling to INVNSYS totaled approximately Three Hundred Eighty-Four Thousand Nine Hundred Eighty-Eight Dollars and Ninety-Four Cents ($384,988.94). Mr. Schilling, as trustee of the Moorea Trust, pledged 2,000,000 shares of iBiz common stock to secure this debt. As of October 31, 2001, this loan was considered uncollectible because there is no longer collateral guaranteeing the loan.

         In November 2001, the Board of Directors approved a resolution authorizing us to accept 9,285,600 shares of our common stock from Mr. Ken Shilling, and that we apply such shares to our authorized and un-issued capital stock so that it may be used for future offerings. To compensate Mr. Schilling for his contribution of the 9,285,600 shares, the Board of Directors agreed to issue 15,000,000 shares of our common stock to Mr. Schilling upon the increase of our authorized common stock from 100,000,000 to 450,000,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 11, 2003, there were 184,235,832 shares of common stock, par value $0.001 outstanding.

         The following table sets forth certain information regarding the beneficial ownership of the our common stock as of March 11, 2003 by:

         o    all directors

         o each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding common stock

         o    each executive officer named in the Summary Compensation Table

         o    all directors and executive officers as a group

         The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days of March 11, 2003, through the exercise of any stock option or other right. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.



---------------------------------------------------------------------------------------------------------
                                           Number of Shares of Common Stock Beneficially Owned
----------------------------------------------------------------------------------------------------------
Name and Address of  Beneficial Owner(1)    Shares        Vested Options      Total           Percent
----------------------------------------------------------------------------------------------------------
Kenneth W. Schilling                       48,533,569     625,000            49,158,569          27%

Mark H. Perkins                            47,033,892     625,000            47,658,892          26%
All directors and officers as group
(2 persons)(2)                             95,567,461     1,250,000          96,817,461          54%
----------------------------------------------------------------------------------------------------------


         (1)  2238 West Lone Cactus Drive, #200, Phoenix, AZ 85021.

         (2)  Includes Kenneth Schilling and Mark Perkins.

                            DESCRIPTION OF SECURITIES


         GENERAL. iBiz's articles of incorporation, as amended, authorize the issuance of 5,000,000,000 shares of common stock, $0.001 par value and 50,000,000 shares of preferred stock.

         COMMON STOCK. Holders of shares of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the shareholders. Each share of common stock is entitled to receive dividends as may be declared by our Board of Directors out of funds legally available. Management, however, does not presently intend to pay any dividends. In the event of liquidation, dissolution or winding up of iBiz, the holders of common stock are entitled to share ratably in all assets remaining after payment in full of all our creditors and the liquidation preferences of any outstanding shares of preferred stock, if any. There are no redemption or sinking fund provisions applicable to the common stock.

         PREFERRED STOCK. The Preferred Stock may be issued in one or more series, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in a resolution of iBiz's Board of Directors providing for the issue thereof.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                          SECURITIES ACT LIABILITIES.

         iBiz's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBiz shall not be personally liable to iBiz or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBiz's Articles of Incorporation, as amended, is to eliminate the right of iBiz and its shareholders (through shareholders' derivative suits on behalf of iBiz) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBiz believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, iBiz has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            SELLING SECURITY HOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                              Total
                        Total Shares of    Percentage                                                              Percentage
                         Common Stock      of Common      Shares of      Beneficial                  Beneficial    of Common
                         Issuable Upon       Stock,     Common Stock     Ownership  Percentage of    Ownership    Stock Owned
                         Conversion of      Assuming     Included in    Before the   Common Stock    After the       After
        Name              Debentures          Full       Prospectus      Offering    Owned Before     Offering     Offering
                        and/or Warrants    Conversion        (1)            (2)        Offering         (7)           (7
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
AJW Partners, LLC       174,913,043 (4)      48.70%         Up to        9,544,223       4.99%           --            --
(3)                                                     349,826,086
                                                         shares of
                                                        common stock
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
AJW Offshore, Ltd.       174,913,043 (5)      48.70%         Up to        9,544,223       4.99%           --            --
(3)                                                     349,826,086
                                                         shares of
                                                        common stock
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
AJW Qualified             87,456,522 (6)      32.18%         Up to        9,544,223       4.99%           --            --
Partners, LLC (3)                                        174,913,044
                                                          shares of
                                                        common stock
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes 200% of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debenture dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time.

(2) The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(3) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey
     S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Includes 1,000,000 shares of common stock underlying warrants exercisable at $.01 per share.

(5) Includes 1,000,000 shares of common stock underlying warrants exercisable at $.01 per share.

(6) Includes 500,000 shares of common stock underlying warrants exercisable at $.01 per share.

(7)  Assumes that all securities registered will be sold.

TERMS OF CONVERTIBLE DEBENTURES

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on January 31, 2003 for the sale of (i) $500,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This registration statement covers the resale of the common stock underlying these securities. The investors are obligated to provide us with the funds as follows:

         -    $300,000 was disbursed on January 31, 2003

         - $100,000 will be disbursed within ten days of filing this prospectus with the Securities and Exchange Commission

         - $100,000 will be disbursed within ten days of the effectiveness of this prospectus.

         The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.01 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of the convertible debentures. The warrants are exercisable until seven years from the date of issuance at an exercise price of $0.01 per share.

         The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

         The selling stockholders have contractually agreed to restrict their ability to convert or exercise their debentures and warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

         We have granted the selling stockholders a security interest in all of our assets against the convertible debentures.

         A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

SAMPLE CONVERSION CALCULATION

         The number of shares of common stock issuable upon conversion of a debenture is determined by dividing that portion of the principal of the debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $500,000 of debentures on March 11, 2003, a conversion price of $0.00115 per share, the number of shares issuable upon conversion would be:

                          $500,000 = 434,782,608 shares
                          --------
                          $0.00115

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         --   ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         --   block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         --   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         --   an exchange distribution in accordance with the rules of the applicable exchange;
         --   privately-negotiated transactions;
         --   short sales;
         --   broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         --   through the writing of options on the shares;
         --   a combination of any such methods of sale; and
         --   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         If the selling stockholders notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

PENNY STOCK

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and

         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

         o obtain financial information and investment experience objectives of the person; and

         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and
         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference, LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018.

                                     EXPERTS

         The balance sheet and financial statements of iBiz Technology Corp. for the year ended October 31, 2002 in this registration statement in reliance upon the reports of Farber and Hass, CPA, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

         The balance sheet and financial statements of iBiz Technology Corp. for the year ended October 31, 2001 in this registration statement in reliance upon the reports of Moffitt & Company, P.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On October 11, 2002, iBiz Technology Corp., (the "Company") was notified by Moffitt & Company, P.C., ("Moffitt") that it resigned as the Company's independent auditors effective October 11, 2002. On October 17, 2002, the Company engaged Farber and Hass, CPA as independent auditors of the Company for the fiscal year ending October 31, 2002. The action to engage Farber and Hass, CPA, was taken upon the unanimous approval of the Audit Committee of the Board of Directors of the Company.

         During the last two fiscal years ended October 31, 2000 and October 31, 2001 and through October 11, 2002, there were no disagreements between the Company and Moffitt on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Moffitt would have caused Moffitt to make reference to the matter in its reports on the Company's financial statements. During the last two most recent fiscal years ended October 31, 2000 and October 30, 2001 and through October 11, 2002, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B. Moffitt's opinion in its report on the Company's financial statements for the year ended October 31, 2000 and 2001, expressed substantial doubt with respect to the Company's ability to continue as a going concern.

         During the two most recent fiscal years and through October 11, 2002, the Company has not consulted with Farber and Hass, CPA, regarding either:

         1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Farber and Hass, CPA, concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

         2. any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

         The Company requested that Moffitt furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated October 17, 2002, was filed as
Exhibit 16.1 to a Form 8-K filed with the Securities and Exchange Commission on October 18, 2002.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of iBiz Technology Corp., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We furnish our stockholders with annual reports containing audited financial statements.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                            OCTOBER 31, 2002 AND 2001

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

INDEPENDENT AUDITORS' REPORTS.....................................    F-3 - F-4

FINANCIAL STATEMENTS

       Consolidated Balance Sheet.................................    F-5 - F-6

       Consolidated Statements of Operations......................    F-7 - F-8

       Consolidated Statement of Stockholders' (Deficit)..........    F-9 - F-10

       Consolidated Statements of Cash Flows......................   F-11 - F-12

       Notes to Consolidated Financial Statements.................   F-13 - F-36

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders IBIZ Technology Corp. and
Subsidiaries

We have audited the accompanying consolidated balance sheet at October 31, 2002 and the related consolidated statements of operations, stockholders' (deficit) and cash flows of IBIZ Technology Corp. and Subsidiaries for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the financial position of the Company at October 31, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses, has negative working capital, lacks sufficient operating cash to purchase products to fill sales orders, is delinquent in the payment of payroll taxes and is delinquent in payment of some wages. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.





/S/ FARBER & HASS, LLP.
-----------------------
OXNARD, CALIFORNIA



January 17, 2003

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders IBIZ Technology Corp. and
Subsidiaries

We have audited the accompanying consolidated statements of operations, stockholders' (deficit) and cash flows of IBIZ Technology Corp. and Subsidiaries for the year ended October 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the results of operations and cash flows of IBIZ Technology Corp. and Subsidiaries for the year ended October 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses, has negative working capital, lacks sufficient operating cash to purchase products to fill sales orders, is delinquent in the payment of payroll taxes and is delinquent in payment of some wages. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.





/S/ MOFFITT & COMPANY, P.C.
---------------------------
SCOTTSDALE, ARIZONA



February 8, 2002

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 2002

                                     ASSETS

CURRENT ASSETS


    Cash and cash equivalents               $         948
    Accounts receivable, net                       11,867
    Inventories                                    95,601
    Prepaid expenses                               18,000
                                            --------------

              TOTAL CURRENT ASSETS                                $     126,416

PROPERTY AND EQUIPMENT, NET OF
   ACCUMULATED DEPRECIATION                                             110,204

OTHER ASSETS
    Intellectual Properties Rights                200,000
    Note receivable, officer                      373,159
    Less allowance for doubtful accounts         (373,159)
    Deposits                                        2,500
                                            --------------

           TOTAL OTHER ASSETS                                           202,500
                                                                  --------------

            TOTAL ASSETS                                          $     439,120
                                                                  ==============


                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES
       Accounts payable, trade                        $       564,715
       Note payable, Gammage and Burnham                       30,000
       Accrued wages and bonuses                              512,688
       Accrued interest                                       428,810
       Other accrued expenses                                  49,864
       Taxes payable                                          147,715
       Deferred income                                          5,916
       Convertible debentures, current portion              2,612,608
       Note payable, factor                                    15,000
       Note payable, other, current portion                     6,120
                                                      ----------------

              TOTAL CURRENT LIABILITIES                                  $     4,373,436

LONG -TERM LIABILITIES
       Convertible debentures , long-term portion           1,005,000
       Note payable, other                                      2,466
                                                      ----------------

              TOTAL LONG -TERM LIABILITIES                                     1,007,466

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' ( DEFICIT)
       Preferred stock
          Authorized - 50,000,000 shares, par
            value $.001 per share
          Issued and outstanding -0- shares;
            3,500,000 shares reserved
       Common stock
          Authorized - 450,000,000 shares, par
            value $.001 per share
          Issued and outstanding - 45,000,097 shares           45,000
       Additional paid in capital                          15,349,368
       Accumulated deficit                                (20,336,150)
                                                      ----------------

              TOTAL STOCKHOLDERS' (DEFICIT)                                   (4,941,782)
                                                                         ----------------

              TOTAL LIABILITIES AND
                 STOCKHOLDERS' (DEFICIT)                                 $       439,120
                                                                         ================


                      SEE ACCOMPANYING NOTES AND INDEPENDENT AUDITORS' REPORTS.


                               IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                            FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001

                                                                         2002              2001
                                                                     ------------      ------------
SALES                                                                $   356,278       $ 1,966,665

COST OF SALES                                                            379,440         1,424,756
                                                                     ------------      ------------

       GROSS PROFIT (LOSS)                                               (23,162)          541,909

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                                            1,516,776         3,885,435

RESEARCH AND DEVELOPMENT                                                       0             6,034
                                                                     ------------      ------------

OPERATING (LOSS)                                                      (1,539,938)       (3,349,560)
                                                                     ------------      ------------

OTHER INCOME (EXPENSE)
       Cancellation of debt                                               44,754           223,369
       Interest income                                                    18,310            28,651
       Interest expense                                                 (250,057)         (226,863)
       Interest expense - convertible debentures-beneficial
        conversion feature                                            (4,283,930)       (1,336,793)
       Other income                                                            0            20,528
                                                                     ------------      ------------

        TOTAL OTHER INCOME (EXPENSE)                                  (4,470,923)       (1,291,108)
                                                                     ------------      ------------

(LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                (6,010,861)       (4,640,668)

INCOME TAXES                                                                  50                50
                                                                     ------------      ------------

(LOSS) FROM CONTINUING OPERATIONS                                     (6,010,911)       (4,640,718)
                                                                     ------------      ------------

DISCONTINUED OPERATIONS
       (Loss) from operations of discontinued business segments         (383,168)         (706,704)
       (Loss) from abandoned equipment                                   (96,386)                0
       Write-down of net assets held for sale                                  0        (1,401,372)
                                                                     ------------      ------------

(LOSS) FROM DISCONTINUED OPERATIONS                                     (479,554)       (2,108,076)
                                                                     ------------      ------------

NET (LOSS)                                                           $(6,490,465)      $(6,748,794)
                                                                     ============      ============



                    SEE ACCOMPANYING NOTES AND INDEPENDENT AUDITORS' REPORTS.



                                      F-7

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001



                                              2002                  2001
                                        -----------------    ------------------
NET (LOSS) PER COMMON SHARE

       Basic and Diluted:

        Continuing operations           $         ( 0.23)    $          ( 0.83)

        Discontinued operations                   ( 0.02)               ( 0.38)
                                        -----------------    ------------------

           NET (LOSS)                   $         ( 0.25)    $          ( 1.21)
                                        =================    ==================

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING

       Basic and diluted                       26,404,820             5,566,081
                                        =================    ==================



            SEE ACCOMPANYING NOTES AND INDEPENDENT AUDITORS' REPORTS.


                                              IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
                                           FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001

                                   PREFERRED STOCK           COMMON STOCK           ADDITIONAL
                                 --------------------  --------------------------    PAID IN        ACCUMULATED
                                  SHARES     AMOUNT       SHARES        AMOUNT        CAPITAL         DEFICIT            TOTAL
                                 ---------  ---------  -------------   ----------   -------------   -------------   -------------

BALANCE, NOVEMBER 1, 2000               0   $      0      3,781,338    $   3,781    $  7,974,416    $ (7,096,891)   $    881,306
CONVERSION OF DEBENTURES
     FOR COMMON STOCK                   0          0      6,204,982        6,205         974,481               0         980,686

FEES AND COSTS FOR ISSUANCE
    OF COMMON STOCK                     0          0              0            0        (394,468)              0        (394,468)

INTEREST EXPENSE - CONVERTIBLE
   DEBENTURES - BENEFICIAL
   CONVERSION FEATURE                   0          0              0            0       1,336,792               0       1,336,792

NET (LOSS) FOR THE YEAR ENDED
   OCTOBER 31, 2001                     0          0              0            0      (6,748,794)     (6,748,794)
                                 ---------  ---------  -------------   ----------   -------------   -------------   -------------

BALANCE, OCTOBER 31, 2001               0          0      9,986,320        9,986       9,891,221     (13,845,685)     (3,944,478)

CONVERSION OF DEBENTURES FOR
   COMMON STOCK:
       PRINCIPAL                        0          0      6,077,099        6,077         336,199               0         342,276
       ACCRUED INTEREST                 0          0        440,934          441          21,648               0          22,089

FEES AND COSTS FOR ISSUANCE OF
   COMMON STOCK                         0          0              0            0         (73,777)              0         (73,777)

ISSUANCE OF COMMON STOCK FOR:
       PAYMENT OF ACCOUNTS
          PAYABLE                       0          0      3,121,200        3,122         314,740               0         317,862
       PAYMENT OF SALARIES AND
          RETENTION BONUSES             0          0     18,778,104       18,778         228,287               0         247,065
       CONSULTING FEES                  0          0      2,200,000        2,200          85,800               0          88,000
       LEGAL FEES                       0          0        825,000          825          99,675               0         100,500
       CASH                             0          0      3,000,000        3,000          76,500               0          79,500

DONATION OF STOCK BACK TO THE
   COMPANY FOR TREASURY STOCK           0          0       (928,560)        (929)       (131,355)              0        (132,284)





                                      F-9


                                 SEE ACCOMPANYING NOTES AND INDEPENDENT AUDITORS' REPORTS.


                                              IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) (CONTINUED)
                                           FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001

                                   PREFERRED STOCK           COMMON STOCK           ADDITIONAL
                                 --------------------  --------------------------    PAID IN        ACCUMULATED
                                  SHARES     AMOUNT       SHARES        AMOUNT        CAPITAL         DEFICIT           TOTAL
                                 ---------  ---------  -------------   ----------   -------------   -------------   -------------

ISSUANCE OF COMMON STOCK TO THE
   PRESIDENT TO REIMBURSE HIM FOR
   SHARES GIVEN TO DEBENTURE
   HOLDERS FROM:
       TREASURY STOCK                   0   $      0        928,560    $     929    $    131,355    $          0    $   132,284
       NEW SHARES                       0          0        571,440          571          85,145               0         85,716

INTEREST EXPENSE - CONVERTIBLE
   DEBENTURES - BENEFICIAL
   CONVERSION FEATURE                   0          0              0            0       4,283,930               0       4,283,930

NET (LOSS) FOR THE YEAR
   ENDED OCTOBER 31, 2002               0          0              0            0               0      (6,490,465)     (6,490,465)
                                 ---------  ---------  -------------   ----------   -------------   -------------   -------------

        BALANCE, OCTOBER 31, 2002       0   $      0     45,000,097    $  45,000    $ 15,349,368    $(20,336,150)   $ (4,941,782)
                                 =========  ========= ==============   ==========   =============   =============   =============




                                     SEE ACCOMPANYING NOTES AND INDEPENDENT AUDITORS' REPORTS.




                                      F-10



                            IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001

                                                                      2002           2001
                                                                  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net (loss) from continuing operations                      $(6,010,911)   $(4,640,718)
       Adjustments to reconcile net (loss) to
         net cash (used) in operating activities of
         continuing operations:
           Loss from discontinued operations                         (479,554)      (706,704)
           Depreciation                                                24,504        246,019
           Amortization                                                 3,333         53,460
           Interest expense - convertible debentures-beneficial
             conversion feature                                     4,283,930      1,336,793
           Common stock issued for expenses                           253,216        453,693
           Provision for uncollectible accounts                        14,798
       Changes in operating assets and liabilities:
           Accounts receivable                                         67,082        257,832
           Inventories                                                 71,141        272,840
           Prepaid expenses                                            36,127         50,747
           Deposits                                                    13,512         44,947
           Accounts and notes payable                                 509,519       (118,809)
           Accrued liabilities and taxes                              540,671        561,491
           Deferred income                                              1,421         81,303
                                                                  ------------   ------------

              NET CASH (USED) IN OPERATING ACTIVITIES                (671,211)    (2,107,106)
                                                                  ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property and equipment                            (50,000)      (165,736)
       Purchase of Intellectual Property Rights                      (200,000)             0
       Proceeds from assets held for sale                              48,635              0
                                                                  ------------   ------------

              NET CASH (USED) IN INVESTING ACTIVITIES                (201,365)      (165,736)
                                                                  ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net proceeds from issuance of common stock                      79,500              0
       Net proceeds from issuance of convertible
          debentures payable                                          848,723      1,954,328
       Repayments on note payable, factor                             (55,734)        70,734
       Repayment of note payable, other                                (5,946)        (5,282)
       Changes in notes receivable, officer                                 0       (371,332)
                                                                  ------------   ------------

                   See Accompanying Notes and Independent Auditors' Reports.




                                      F-11




                          IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                       FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001

                                                                 2002            2001
                                                              ------------   ------------
            NET CASH PROVIDED BY
                 FINANCING ACTIVITIES                         $   866,543    $ 1,648,448
                                                              ------------   ------------

NET (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                (6,033)      (624,394)

CASH AND CASH EQUIVALENTS, AT
   BEGINNING OF YEAR                                                6,981        631,375
                                                              ------------   ------------

CASH AND CASH EQUIVALENTS, AT
   END OF YEAR                                                $       948    $     6,981
                                                              ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION

       Cash paid during year for:

          Interest                                            $    33,209    $     1,202
                                                              ============   ============

          Taxes                                               $        50    $        50
                                                              ============   ============

NON-CASH INVESTING AND FINANCING
   ACTIVITIES

       Issuance of common stock for convertible debentures    $   364,365    $   980,686
                                                              ============   ============

       Issuance of common stock for fees, services and
         expenses                                             $   274,216    $         0
                                                              ============   ============

       Issuance of common stock for accounts payable
          and accrued liabilities                             $   564,927    $         0
                                                              ============   ============

       Interest expense - convertible debentures-beneficial
          conversion feature                                  $ 4,283,930    $ 1,336,793
                                                              ============   ============

                 See Accompanying Notes and Independent Auditors' Reports.





                                      F-12

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                               NATURE OF BUSINESS
                               ------------------

IBIZ Technology Corp. (hereinafter referred to as the Company) was organized on April 6, 1994, under the laws of the State of Florida. The Company operates as a holding company for subsidiary acquisitions.

IBIZ, Inc. designs, manufactures (through subcontractors), and distributes a line of accessories for the PDA and handheld computer market which are distributed through large retail chain stores and e-commerce sites throughout the United States. IBIZ Inc. also markets LCD monitors, OEM notebook computers, third party software, and general purpose financial application keyboards.

Invnsys Technology Corporation (hereinafter referred to as Invnsys) is an inactive entity.

Qhost, Inc. provides Web-enabling services which included Co-Location services, Web design and development, and data center technical management services. This segment of the Company's operations was discontinued on October 31, 2001.

                           PRINCIPLES OF CONSOLIDATION
                           ---------------------------

The consolidated financial statements include the accounts of IBIZ Technology Corp. and its wholly owned subsidiaries - IBIZ, Inc., Invnsys Technology Corporation and Qhost, Inc.

All material inter-company accounts and transactions have been eliminated.

               REVERSE STOCK SPLIT AND RESTATEMENT OF COMMON STOCK
               ---------------------------------------------------

On September 6, 2002, the Company effected a one-for-ten reverse stock split of the Company's common stock. The stock split has been retroactively recorded in the financial statements as if it occurred at the date of inception.

                            CASH AND CASH EQUIVALENTS
                            -------------------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                               ACCOUNTS RECEIVABLE
                               -------------------

Accounts receivable are reported at the customers' outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable.

                         ALLOWANCE FOR DOUBTFUL ACCOUNTS
                         -------------------------------

The allowance for doubtful accounts on accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, account balance over one year old, etc.).

                                   INVENTORIES
                                   -----------

Inventories are stated at the lower of cost (determined principally by average cost) or market. The inventories are comprised of finished products at October 31, 2002.

                                PREPAID EXPENSES
                                ----------------

The Company's prepaid expenses are being amortized over a one year period.

                             PROPERTY AND EQUIPMENT
                             ----------------------

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                       PROPERTY AND EQUIPMENT (CONTINUED)
                       ----------------------------------

The Companies depreciate their property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:



               Tooling                                       3 Years
               Machinery and equipment                      10 Years
               Office furniture and equipment           5 - 10 Years
               Vehicles                                      5 Years
               Molds                                         5 Years


                                LONG-LIVED ASSETS
                                -----------------

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses the recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

                   ACCOUNTING FOR CONVERTIBLE DEBT SECURITIES
                   ------------------------------------------

The Company has issued convertible debt securities with non-detachable conversion features. The Company has recorded the fair value of the beneficial conversion features as interest expense and an increase to Additional Paid in Capital.

              DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
              ----------------------------------------------------

The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at October 31, 2002, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  COMMON STOCK ISSUED FOR NON-CASH TRANSACTIONS
                  ---------------------------------------------

It is the Company's policy to value stock issued for non-cash transactions at the stock closing price at the date the transaction is finalized.

                     AMENDMENT OF ARTICLES OF INCORPORATION
                     --------------------------------------

The Articles of Incorporation were amended in November 2002 to increase the number of authorized shares of common stock from 100,000,000 to 450,000,000 and authorized the creation of 50,000,000 shares of blank check preferred stock.

                               REVENUE RECOGNITION
                               -------------------

Product sales - When the goods are shipped and title passes to the customer.

Maintenance agreements - Income from maintenance agreements is being recognized on a straight-line basis over the life of the service contracts. The unearned portion is recorded as deferred income.

Service income - When services are performed.

                           SHIPPING AND HANDLING COSTS
                           ---------------------------

The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

                                   ADVERTISING
                                   -----------

All direct advertising costs are expensed as incurred. The Company charged to operations $23,167 and $204,058 in advertising costs for the years ended October 31, 2002 and 2001, respectively.

                            RESEARCH AND DEVELOPMENT
                            ------------------------

The Company expenses research and development costs as incurred.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                  INCOME TAXES
                                  ------------

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No.109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                              NET (LOSS) PER SHARE
                              --------------------

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted (loss) per share. Basic (loss) per share is computed by dividing net (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted
(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net (loss) per share are excluded.

                              CONCENTRATION OF RISK
                              ---------------------

                                    INDUSTRY

The Company's products are directed to the computer and technology-related industry. This industry experiences a high degree of obsolescence and changes in buying patterns. The Company must expend funds for research and development and identification of new products in order to stay competitive.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                        CONCENTRATION OF RISK (CONTINUED)
                        ---------------------------------

                              FINANCIAL INSTRUMENTS

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable.

Concentrations of credit risk with respect to trade receivables are normally limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas. The Company routinely assesses the financial strength of its customers. The Company normally does not require a deposit to support large customer orders.

At October 31, 2002, two customers accounted for 69% (49% and 13%, respectively) of net receivables.

                                    PURCHASES

The Company relies primarily on two suppliers for its products. The loss of either supplier could have a material impact on the Company's operations. Purchases for the year ended 2002 totalled 81% and 23% from each supplier.

                                    REVENUES

For the year ended October 31, 2002, the Company had two customers which exceeded 10% of total revenues (14% and 13%, respectively). For the year ended October 31, 2001, the Company had one customer which accounted for 24% of total revenues.

                           PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                        RECENT ACCOUNTING PRONOUNCEMENTS

The FASB recently issued the following statements:

FASB 144 - Accounting for the Impairment or Disposal of Long-Lived Assets FASB 145 - Rescission of FASB Statements 4, 44 and 64 and Amendment of FASB 13 FASB 146 - Accounting for Costs Associated with Exit or Disposal Activities FASB 147
- Acquisitions of Certain Financial Institutions FASB 148 - Accounting for Stock-Based Compensation

These FASB statements did not, or are not expected to, have a material impact on the Company's financial position and results of operations.

                                RECLASSIFICATIONS
                                -----------------

Certain 2001 amounts have been reclassified in order to conform to 2002 presentation.

                                  GOING CONCERN
                                  -------------

These consolidated financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The following factors raise substantial doubt as to the Company's ability to continue as a going concern:

A. Continued operating losses
B. Negative working capital
C. Lack of cash from continuing operations
D. Delinquent payroll taxes
E. Unpaid wages
F. Decline in national economy

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                            GOING CONCERN (CONTINUED)
                            -------------------------

Management's plans to eliminate the going concern situation include, but are not limited to:

A. Arranged for new financing through issuance of convertible debentures (see
Note 9) B. Paid, some but not all, delinquent payables and unpaid wages through the issuance of common stock C. Increase sales through new line of products acquired on July 11, 2002 D. Requested abatement of delinquent payroll tax penalties

Should the Company be unsuccessful in its plans, the operations of the Company could be discontinued.

NOTE 2 ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of accounts receivable and allowance for doubtful accounts is as follows:



          Accounts receivable                          $     69,976

          Allowance for doubtful accounts                    58,109
                                                       -------------

                 Net accounts receivable               $     11,867
                                                       =============

          Allowance for doubtful accounts

                 Balance, at November 1, 2001          $     50,000

                 Additions for the year                      14,798

                 Write-off of uncollectible accounts
                    for the year                             (6,689)
                                                       -------------

                 Balance, at October 31, 2002          $     58,109
                                                       =============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 3 PROPERTY AND EQUIPMENT

Property and equipment and accumulated depreciation at October 31, 2002 consists of:


          Tooling                             $    68,100
          Machinery and equipment                  37,641
          Office furniture and equipment           81,027
          Vehicle                                  39,141
          Molds                                    50,000
                                              ------------
                                                  275,909
          Less accumulated depreciation           165,705
                                              ------------

          Total property and equipment        $   110,204
                                              ============



NOTE 4 INTELLECTUAL PROPERTY RIGHTS AND RELATED ROYALTY AGREEMENT

On July 11, 2002, the Company purchased the Xela Case Keyboard and all related Intellectual Property and Resale Rights from ttools, LLC for $200,000. The Company is obligated to pay a royalty of $2.00 per unit sold on the first one million units. In accordance with FASB 142, the Company will amortize the Intellectual Property Rights over its estimated useful life of three years from the date the products are fully developed and ready for sale.



          Estimated Amortization Expense:
          -------------------------------

          For the year ended October 31, 2003            $       66,666
          For the year ended October 31, 2004                    66,667
          For the year ended October 31, 2005                    66,667
                                                         ---------------

               Total Estimated Amortization Expense      $      200,000
                                                         ===============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 5 NOTES RECEIVABLE, OFFICERS

                         INVNSYS TECHNOLOGY CORPORATION

A note due from the President of the Company, which is payable on demand and accrues interest at 6%. Management believes the note is uncollectible since IBIZ no longer has collateral for the note. The Company elected to write-off the loan as uncollectible by establishing an allowance for doubtful collections for the total amount due on the note.



                           Total amount of note receivable          $   373,159

                           Less allowance for doubtful collection      (373,159)
                                                                    ------------

                                Note receivable, net                $         0
                                                                    ============



NOTE 6 NOTE PAYABLE, GAMMAGE AND BURNHAM

In July 2001, the Company issued a note to Gammage and Burnham, PLC for the payment of $80,000 of legal fees previously recorded in accounts payable. The note is secured by accounts receivable but the security is waived in favor of the note payable to Platinum Funding Corporation, providing Gammage and Burnham PLC receives $2,500 each time that Invnsys draws against its factoring line. As of October 31, 2002, the Company is in default of their loan agreement.



NOTE 7 TAXES PAYABLE

          Taxes payable consists of the following:

                Payroll taxes payable, current and deferred    $  128,687
                California income tax payable                      19,028
                                                               -----------

                                                               $  147,715
                                                               ===========

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 8 INCOME TAXES

                                 DEFERRED TAXES
                                 --------------

The components of deferred tax assets are as follows:



             Net operating loss carryforwards         $   2,327,000
             Accrued expenses and miscellaneous              12,000
             Tax credit carryforwards                        38,424
                                                      --------------
                                                          2,377,424
                 Less valuation allowance                (2,377,424)
                                                      --------------

          Net deferred tax asset                      $           0
                                                      ==============



A reconciliation of the valuation allowance is as follows:



          Balance, at November, 2001                  $   1,158,265
          Addition for the period                         1,219,159
                                                      --------------

          Balance, at October 31, 2002                $   2,377,424
                                                      ==============


                                TAX CARRYFORWARDS
                                -----------------

The Company has the following tax carryforwards at October 31, 2002:



                                                             EXPIRATION
                    YEAR                    AMOUNT              DATE
                    ----                    ------              ----

          Net operating loss
            October 31, 1995          $      2,500        October 31, 2010
            October 31, 1997               253,686        October 31, 2012
            October 31, 1998                71,681        October 31, 2013
            October 31, 1999               842,906        October 31, 2019
            October 31, 2000             3,574,086        October 31, 2020
            October 31, 2001             5,051,232        October 31, 2021
            October 31, 2002             1,838,129        October 31, 2022
                                      -------------

                                      $ 11,634,220
                                      =============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001


NOTE 8 INCOME TAXES (CONTINUED)

                                                               EXPIRATION
                           YEAR              AMOUNT               DATE
                           ----              ------               ----

                Contribution
                   October 31, 1999       $    2,081        October 31, 2004
                   October 31, 2000            3,008        October 31, 2005
                   October 31, 2001            1,000        October 31, 2006
                                          -----------

                                          $    6,089
                                          ===========

                Research tax credits      $   38,424
                                          ===========



NOTE 9 CONVERTIBLE DEBENTURES

                        UNSECURED CONVERTIBLE DEBENTURES
                        --------------------------------

                                                                                                 CURRENT
                                                                             TOTAL               PORTION
                                                                          ------------         ------------
          LITES TRADING COMPANY - $1,600,000  DEBENTURE                   $   750,000          $         0
          ---------------------------------------------
          On March 27, 2000, the Company issued $1,600,000 of 7%
          convertible debentures under the following terms and
          conditions:

          1.   Due date - March 27, 2005.
          2. Interest only on May 1 and December 1 of each year commencing May 1, 2000.
          3.   Default interest rate - 18%.
          4. Warrants to purchase 37,500 shares of common stock at $14.50 per share.
          5. Conversion terms - The debenture holder shall have the right to convert all or a portion of the outstanding principal amount of this debenture plus any accrued interest into such number of shares of common stock as shall equal the quotient obtained by dividing the principal amount of this debenture by the applicable conversion price.
          6.   Conversion price - Lesser of (i) $14.50 (fixed price) or
               (ii) the product obtained by multiplying the average closing price by .80.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 9 CONVERTIBLE DEBENTURES (CONTINUED)

                                                                                                 CURRENT
                                                                             TOTAL               PORTION
                                                                          ------------         ------------
           7.  Average closing price - The debenture holder shall have the election to choose any three trading days out of
               twenty trading days immediately preceding the date on
               which the holder gives the Company a written notice of the holder's election to convert outstanding principal of this debenture.
           8.  Redemption by Company - If there is a change in control of the Company, the holder of the debenture can request that
               the debenture be redeemed at a price equal to 125% of the
               aggregate principal and accrued interest outstanding under this debenture.
           9.  The debentures are unsecured.
          10.  Any further issuance of common stock or debentures must be approved by the debenture holders.
          11.  Debenture holders have an eighteen month right of first refusal on future disposition of stock by the Company.
          12.  Restriction on payment of dividends, retirement of stock or issuance of new securities.

          $5,000,000 CONVERTIBLE DEBENTURE                                $ 1,683,704          $ 1,683,704
          --------------------------------

          On October 31, 2001, the Company issued 8% convertible debentures as follows:

          1.   Due date - October 31, 2003.
          2.   Interest payable quarterly from January 1, 2001.
          3.   Default interest rate - 20%.
          4. On the first $ 1,000,000 of financing, the Company issued warrants to purchase 50,000 shares of stock at $4.80 per share.
               The Company reserved an additional 124,000 shares for future borrowing on this debenture line.
          5.   Put note purchase price - $4,000,000.
          6. Fees and costs - 7% - 10% of cash received for debentures and warrants plus legal fees.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

                                                                                                 CURRENT
                                                                             TOTAL               PORTION
                                                                          ------------         ------------

           7. The Company must reserve a number of common shares equal to, but not less then, 200% of the amount of common shares necessary to allow the debenture and warrant holder to be able to convert all such outstanding notes and put notes to common stock.
           8. Conversion price for put notes. The initial 50% of the put notes shall be the lesser of: (i) 80% of the average of the three lowest closing bid prices for the stock for twenty two days or (ii) 80% of the average of the five lowest closing bid prices for the stock for sixty days.
               The conversion price of the balance of the put notes shall be 86% of the average of the three lowest closing bid prices for ten days.
           9. The debentures have penalty clauses if the common stock is not issued when required by the debenture holder.
          10.  The debentures are unsecured.
          11. The Company's right to exercise the put commences on the actual effective date of the SEC Registration
               Statement and expires three years after the effective date.
          12. Right of first refusal - The debenture holders have the right to purchase a proportionate amount of new issued shares in order to maintain their ownership interest percentage.

          LAURUS MASTER FUND, LTD.                                        $   328,904          $   328,904
          ------------------------
          In April and July 2001, the Company issued $500,000 and $150,000 of 8% convertible debentures under the following terms and conditions:

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 9 CONVERTIBLE DEBENTURES (CONTINUED)

                                                                                                 CURRENT
                                                                             TOTAL               PORTION
                                                                          ------------         ------------
          1.   Due date - October 31, 2003.
          2.   Interest on September 30, 2001 and quarterly thereafter.
          3.   Default interest rate - 20%.
          4.   On the first financing, the Company issued warrants to
               purchase 150,000 shares of common stock at the lesser of
               $1.23 per share or an amount equal to the average of the
               three lowest closing prices for a ten day trading period.
               The Company may redeem the warrants for $6.67 per share. On the second financing, the Company issued warrants to
               purchase 150,000 shares of common stock at the lesser of
               $0.48 or an amount equal to 105% of the average of the three lowest closing bid prices for the common stock for the ten trading days prior to, but not including, the date the
               warrants are exercised.
          5.   Conversion terms - The debenture holder shall have the right to convert all or a portion of the outstanding principal
               amount of this debenture plus any accrued interest into such number of shares of common stock as shall equal the quotient obtained by dividing the principal amount of this debenture by the applicable conversion price.
          6.   Conversion price - Lower of eighty percent of the average of the three lowest closing bid prices for a specified three
               day or twenty-two day period.
          7.   Prepayment - The debenture may not be paid prior to the
               maturity date without the consent of the holder.

          ALPHA CAPITAL                                                   $   255,000          $         0
          -------------

          In January and April 2002, the Company issued an 8% convertible debenture as follows:

          1.   Due dates- January 30, 2004 and April 25, 2004.
          2.   Interest payable quarterly from March 31, 2002.
          3.   Default interest rate - 20%.


                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 9 CONVERTIBLE DEBENTURES (CONTINUED)

                                                                                                 CURRENT
                                                                             TOTAL               PORTION
                                                                          ------------         ------------
          4.   Warrants to purchase 800,000 shares of common stock at
               $.60 per share.
          5.   Fees and costs - 7% - 10% of cash received for debentures
               and warrants plus legal fees.
          6.   Conversion price -
               (i)    80% of the average of the three lowest closing bid
                      prices for the stock for twenty two days or
               (ii)   80% of the average of the three lowest closing bid
                      prices for the stock for sixty days.
          7.   The debentures are unsecured.                              ------------         ------------

               Total unsecured convertible debenture                      $ 3,017,608          $ 2,012,608
                                                                          ------------         ------------

          SECURED CONVERTIBLE DEBENTURES                                      600,000              600,000
          ------------------------------

          AJW ENTITIES
          ------------

          In August and October 2002, the Company issued 12% secured convertible debentures as follows:

          1.   Due dates - August 15, 2003 and October 9, 2003.
          2.   Interest payable quarterly.
          3.   Default interest rate - 15%.
          4.   Warrants to purchase 180,000 shares of common Stock at $0.05 per share.
          5.   Conversion Price
               (i)  50% of the average of the three lowest closing bid
                    prices for the stock for twenty days or
               (ii) Fixed conversion price of $0.05. 6. The convertible
                    debentures are secured by all the assets of the
                    Company.                                              ------------         ------------

              Total Secured Convertible Debentures                        $   600,000          $   600,000
                                                                          ============         ============

           Total Debentures                                               $ 3,617,608          $ 2,612,608
                                                                          ============         ============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 9 CONVERTIBLE DEBENTURES (CONTINUED)

Maturities of convertible debentures are as follows:



                2003                                     $  2,612,608
                2004                                          255,000
                2005                                          750,000
                                                         -------------

                Total                                    $  3,617,608
                                                         =============



NOTE 10 NOTE PAYABLE, FACTOR

On October 9, 2001, the Company entered into a two year factoring agreement with Platinum Funding Corporation. The terms of the agreement provide that Platinum Funding Corporation may purchase Invnsys' accounts receivable, without recourse, by advancing 70% of the sales invoice to Invnsys. The interest charged on the loan is based upon the period of time an invoice is unpaid and ranges from 3% to 15%. At October 31, 2002, the Company is no longer using the services of Platinum Funding Corporation and plans to settle the account balances for an estimated $15,000.



NOTE 11 NOTE PAYABLE, OTHER

Note payable to Community First National Bank, due in monthly payments of principal and interest of $545 with interest at 7% until March 7, 2004. The note is secured by an automobile which cost $36,000 and
          has a book value of $0.                            $      8,586

          Less:  current portion                                    6,120
                                                             -------------

          Net long-term debt                                 $      2,466
                                                             =============

          Maturities of long-term debt are as follows:

                2003                                         $      6,120
                2004                                                2,466
                                                             -------------

                                                             $      8,586
                                                             =============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001


NOTE 12 DISCONTINUED OPERATIONS

The network integration services, digital subscriber line high speed internet connection services, and Co-Location computer data and server facility were discontinued on October 31, 2001.

The following information is presented for the discontinued operations:

A. Segments discontinued - as indicated above B. Discontinued date - October 31, 2001 C. Manner of disposal - write-down of assets to fair market value and sale of segments



NOTE 13 COMPUTATION OF EARNINGS PER SHARE




                                                  2002              2001
                                             -------------      -------------
From continuing operations
  Net (loss) from continuing operations      $ (6,010,911)      $ (4,640,718)
                                             -------------      -------------
  Weighted average number of common
  shares outstanding                           26,404,820          5,566,081

  (Loss) per share                           $       (.23)      $      (0.84)

From discontinued operations

  Net (loss) from discontinued operations    $   (479,554)        (2,108,076)
                                             -------------      -------------
  Weighted average number of common
  shares outstanding                           26,404,820          5,566,081

  (Loss) per share                           $      (0.02)      $      (0.38)



The Company has outstanding warrants to purchase 1,907,116 shares of its common stock which have not been included in the above computation, as they are anti-dilutive

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001


NOTE 14 CANCELLATION OF DEBT

                                                                     2002           2001
                                                                  -----------    -----------
        Settlement of lawsuit                                     $        0     $  101,369
          Invnsys settled its lawsuit with Epson America, Inc.
          for $2,500 which generated $101,369 of income.

        Account payable
          The Company negotiated a cancellation of $122,000
          account payable with a supplier.  This cancellation
          resulted in $122,000 of income.                                  0        122,000

        Settlement of prior year liabilities                          44,754              0
                                                                  -----------    -----------

                                                                  $   44,754     $  223,369
                                                                  ===========    ===========


NOTE 15 COMMITMENTS AND CONTINGENCIES

                                 OPERATING LEASE
                                 ---------------

The Company leases its office and warehouse facilities under the following terms and conditions:

1. Term - Three years from February 1, 2002 to January 31, 2005
2. Size of facility - 4,343 square feet
3. Base rent - Monthly rentals plus taxes and common area operating expenses
4. Base rental schedule -



                    MONTHS                 RENT
                    ------                 ----

                     1 - 12             $   2,172
                    13 - 24                 3,692
                    25 - 36                 4,343

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 15 COMMITMENTS AND CONTINGENCIES (CONTINUED)

Future minimum lease payments excluding taxes and expenses, are as follows:



               October 31, 2003                  $      39,744
               October 31, 2004                         50,163
               October 31, 2005                         13,029
                                                 --------------

                                                 $     102,936
                                                 ==============



Rent expense for the years ended October 31, 2002 and 2001 was $44,644 and $190,551, respectively.

                                  PAYROLL TAXES
                                  -------------

The Company is negotiating a settlement regarding delinquent payroll taxes of approximately $65,000. Interest is being accrued on the outstanding balance. No amounts have been accrued for any penalties.

                         WORKERS' COMPENSATION INSURANCE
                         -------------------------------

Through January 2003, the Company did not carry general liability or workers' compensation coverage, nor was it self-insured. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. As of January 17, 2003, there were no known liability claims. No amounts have been accrued for any penalties which may be assessed by the State of Arizona for non-compliance with the laws and regulations applicable to workers' compensation insurance.

                                      LEGAL
                                      -----

The Company is the defendant in one lawsuit for unpaid wages. Management has recorded a liability in the amount of $20,000.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 15 COMMITMENTS AND CONTINGENCIES (CONTINUED)

                                   REAL ESTATE
                                   -----------

The Company has pledged all of its assets, except inventory, to guarantee a mortgage of $910,000 on the premises it previously occupied at 1919 W. Lone Cactus Drive, Phoenix, Arizona. Ken Schilling, the President of the Company has an ownership interest in the property at 1919 W. Lone Cactus Drive.

                             OFFICERS' COMPENSATION
                             ----------------------

As of October 31, 2002, the Company has employment agreements with two of its corporate officers. The contracts are for three years beginning July 2001 and provide for the following:

1. Salaries from $150,000 to $250,000 for each officer.
2. Bonuses of 1% of total sales for each officer.
3. Options for 120,000 shares of common stock which will vest and be exercisable for a period of ten years.
4. Option price of $0.20 a share.
5. Termination - Termination by the Company without cause - the employee shall receive six months salary Change of control - in the event of change of control, the Company shall pay the employee a lump sum payment of three years annual salary.

                            UNPAID OFFICERS' SALARIES
                            -------------------------

On December 20, 2001, the Board of Directors authorized the issuance of convertible debentures to the officers of the Company as consideration for their unpaid wages. As of the date of this report, the debentures have not been issued.



NOTE 16 EMPLOYEE STOCK OPTIONS

On October 31, 2002, the Company cancelled its employee stock option plan.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 17 COMMON STOCK PURCHASE WARRANTS

As of October 31, 2002 the Company has issued the following common stock purchase warrants:



                              NUMBER                          EXERCISE
       DATE                  OF SHARES       TERM              PRICE
       ----                  ---------       ----              -----

December 28, 1999             20,000       5 years      $            9.40
January 10, 2000              28,125       5 years      $            9.90
March 27, 2000                61,500       5 years      $   14.50 - 20.50
May 17, 2000                  12,500       3 years      $   10.20 - 50.00
August 30, 2000                3,413       5 years      $            9.37
August 30, 2000               25,000       3 years      $            5.00
August 30, 2000               25,000       3 years      $            7.50
August 30, 2000                3,636       3 years      $           10.00
September 3, 2000             10,900       3 years      $           10.00
September 27, 2000            27,875       3 years      $            9.00
October 31, 2000              50,000       2 years      $            4.76
December 20, 2000             40,000       5 years      $            2.28
December 20, 2000             15,000       5 years      $            2.28
April 26, 2001               150,000       5 years      $            1.23
June 22, 2001                150,000       5 years      $            0.42
June 27, 2001                150,000       5 years      $            0.21
August 21, 2001               52,500       5 years      $            0.39
October 9, 2001               35,000       5 years      $            0.26
January 15, 2002              16,667       5 years      $ 105% of Closing
January 15, 2002              50,000       5 years      $ 105% of Closing
January 30, 2002             500,000       5 years      $            0.06
April 23, 2002               300,000       5 years      $            0.06
August 15, 2002              105,000       5 years      $            0.05
October 9, 2002               75,000       5 years      $            0.05
                           ----------



1,907,116

1,907,116 shares are exercisable at October 31, 2002.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 18 PREFERRED STOCK

On December 20, 2001, the Board of Directors authorized the issuance of 3,500,000 shares of preferred stock to three officers and one director in lieu of their annual bonus and retention incentives. The preferred stock will have a 10:1 conversion rate from common stock to preferred stock and will have a "super" voting right of 100:1. As of the date of this report the preferred stock had not been issued. The Company has not designated any other rights or dividend policy in regard to the Preferred Stock.

NOTE 19 RELATED PARTY TRANSACTION

On February 1, 2002, the Company transferred $249,918 of net assets held for sale in full payment of delinquent rent and property taxes in the amount of $78,376 on property previously rented by the Company. Ken Schilling, the President of the Company has an ownership interest in this property.

NOTE 20 4TH QUARTER INTERIM RESULTS OF OPERATIONS (UNAUDITED)



                Revenues                              $      52,816
                Costs and expenses                         (523,301)
                                                      --------------

                Loss from operations                  $    (470,485)
                                                      ==============

NOTE 21 SUBSEQUENT EVENTS (UNAUDITED)

                           NEW CONVERTIBLE DEBENTURES
                           --------------------------


1. On November 5, 2002, the Company issued three additional 12%, secured convertible debentures to the AW entities for $100,000 with the following terms:

1. Due dates - November 5, 2003
2. Interest payable quarterly
3. Default interest rate - 15%
4. Warrants to purchase 30,000 shares of common stock at $0.05 per share
5. Conversion price -
(i) 50% of the average of the three lowest closing bid prices for the twenty days or
(ii) Fixed conversion price of $0.05

6. The convertible debentures are secured by all the assets of the Company

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2002 AND 2001

NOTE 21 SUBSEQUENT EVENTS (CONTINUED)

                     NEW CONVERTIBLE DEBENTURES (CONTINUED)
                     --------------------------------------

2. On January 31, 2003, the Company issued three additional 12% secured convertible debentures to the AJW entities for $300,000 with the following terms:

1. Due dates - January 31, 2004
2. Interest payable quarterly
3. Default interest rate - 15%
4. Warrants to purchase 1,500,000 shares of common stock at $0.01 per share
5. Conversion price -
(i) 50% of the average of the three lowest closing bid prices for the stock for twenty days or
(ii) Fixed conversion price of $0.01
6. The convertible debentures are secured by all the assets of the Company

                                 STOCK ISSUANCES
                                 ---------------

1. On November 26, 2002, the Company filed an S-B Registration Statement with the SEC and subsequently issued 9,000,000 shares of common stock to individuals for consulting services.

2. On December 6, 2002, the Company issued 1,500,000 shares of restricted common stock in consideration of services rendered.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2003
                                   (UNAUDITED)


                                     ASSETS


CURRENT ASSETS
    Cash and cash equivalents                           $ 135,190
    Accounts receivable, net                               29,845
    Inventories                                           132,671
    Prepaid expenses                                       36,000
                                                        ----------
              TOTAL CURRENT ASSETS                                    $ 333,706



PROPERTY AND EQUIPMENT, NET OF
   ACCUMULATED DEPRECIATION                                             104,736



OTHER ASSETS
    Intellectual Properties Rights                       200,000
    Note receivable, officer                $ 373,159
    Less allowance for doubtful accounts      373,159          0
                                            ----------
    Deposits                                               2,500
                                                        ---------



           TOTAL OTHER ASSETS                                           202,500
                                                                      ----------

            TOTAL ASSETS                                              $ 640,942
                                                                      ==========

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)


CURRENT LIABILITIES
    Accounts payable                                    $ 620,292
    Note payable, Gammage and Burnham                      30,000
    Accrued wages and bonuses                             556,513
    Accrued interest                                      507,714
    Other accrued expenses                                102,012
    Taxes payable                                         177,603
    Deferred income                                         2,183
    Convertible debentures, current portion             3,108,927
    Note payable, factor                                   15,000
    Note payable, other, current portion                    6,120
                                                       -----------
           TOTAL CURRENT LIABILITIES                                $ 5,126,364

LONG-TERM LIABILITIES
    Convertible debentures payable, long-term portion     850,000
    Note payable, other, long-term portion                  2,047
                                                       -----------
           TOTAL LONG -TERM LIABILITIES                                 852,047

STOCKHOLDERS' ( DEFICIT)
    Preferred stock
       Authorized - 50,000,000 shares, par
         value $.001 per share
       Issued and outstanding -0- shares
       3,500,000 shares reserved
    Common stock                                                0
       Authorized - 450,000,000 shares, par
         value $.001 per share
       Issued and outstanding - 74,228,725 shares          74,228
    Additional paid in capital                         16,302,457
    Accumulated deficit                               (21,714,154)
                                                     -------------
              TOTAL STOCKHOLDERS' (DEFICIT)                          (5,337,469)
                                                                   -------------
              TOTAL LIABILITIES AND
                 STOCKHOLDERS' (DEFICIT)                           $    640,942
                                                                   =============


                            IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE THREE MONTHS ENDED JANUARY 31, 2003 AND 2002
                                          (UNAUDITED)


                                                                      2003           2002
                                                                  ------------   ------------
SALES                                                             $    75,310    $   135,737

COST OF SALES                                                          91,735         83,516
                                                                  ------------   ------------
       GROSS PROFIT (LOSS)                                            (16,425)        52,221

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                                           441,229        449,278
                                                                  ------------   ------------
OPERATING (LOSS)                                                     (457,654)      (397,057)
                                                                  ------------   ------------
OTHER INCOME (EXPENSE)
       Cancellation of debt                                                 0         42,031
       Interest expense                                               (82,352)       (85,753)
       Interest expense - convertible debentures
        -beneficial conversion feature                               (837,998)      (116,214)
                                                                  ------------   ------------
        TOTAL OTHER INCOME (EXPENSE)                                 (920,350)      (159,936)
                                                                  ------------   ------------
(LOSS) FROM CONTINUING OPERATIONS                                  (1,378,004)      (556,993)

DISCONTINUED OPERATIONS
       (Loss) from operations of discontinued business segments             0       (240,847)
                                                                  ------------   ------------
NET (LOSS)                                                        $(1,378,004)   $  (797,840)
                                                                  ============   ============


                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
              FOR THE THREE MONTHS ENDED JANUARY 31, 2003 AND 2002
                                   (UNAUDITED)



                                                  2003                 2002
                                             ---------------     ---------------

NET (LOSS) PER COMMON SHARE

       Basic and Diluted:

        Continuing operations                $        (0.02)     $        (0.05)

        Discontinued operations                       (0.00)              (0.02)
                                             ---------------     ---------------
           NET (LOSS)                        $        (0.02)     $        (0.07)
                                             ===============     ===============


WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING

       Basic and diluted                         59,250,249          11,072,185
                                             ===============     ===============



                                               IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
                                             FOR THE THREE MONTHS ENDED JANUARY 31, 2003
                                                             (UNAUDITED)

                                     PREFERRED STOCK             COMMON STOCK          ADDITIONAL
                                  ---------------------  ----------------------------    PAID IN       ACCUMULATED
                                    SHARES     AMOUNT       SHARES         AMOUNT        CAPITAL          DEFICIT          TOTAL
                                  ---------  ----------  -------------  -------------  -------------   -------------   -------------
BALANCE, NOVEMBER 1, 2002                0   $       0     45,000,097   $     45,000   $ 15,349,368    $(20,336,150)   $ (4,941,782)
CONVERSION OF DEBENTURES FOR
   COMMON STOCK:
       PRINCIPAL                         0           0     17,943,270         17,943         40,738               0          58,681
       ACCRUED INTEREST                  0           0        505,930            506          1,364               0           1,870
           INTEREST EXPENSE              0           0        279,428            279            489               0             768

FEES AND COSTS FOR ISSUANCE OF
   COMMON STOCK                          0           0              0              0        (40,000)              0         (40,000)

ISSUANCE OF COMMON STOCK FOR:
       CONSULTING FEES                   0           0      8,500,000          8,500         90,500               0          99,000
       LEGAL FEES                        0           0      2,000,000          2,000         22,000               0          24,000

INTEREST EXPENSE - CONVERTIBLE
    DEBENTURES - BENEFICIAL
    CONVERSION FEATURE                   0           0              0              0        837,998               0         837,998
NET (LOSS) FOR THE THREE MONTHS
    ENDED JANUARY 31, 2003               0           0              0              0              0      (1,378,004)     (1,378,004)
                                  ---------  ----------  -------------  -------------  -------------   -------------   -------------
BALANCE, JANUARY 31, 2003                0   $       0     74,228,725   $     74,228   $ 16,302,457    $(21,714,154)   $  5,337,469)
                                  =========  ==========  =============  =============  =============   =============   =============



                       IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE THREE MONTHS ENDED JANUARY 31, 2003 AND 2002
                                     (UNAUDITED)


                                                            2003           2002
                                                        ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net (loss) from continuing operations            $(1,378,004)   $  (556,993)
       Adjustments to reconcile net (loss) to
         net cash (used) in operating activities of
         continuing operations:
           Loss from discontinued operations                      0       (240,847)
           Write down of net assets held for sale                 0        137,534
           Depreciation                                       2,968          8,381
           Amortization                                       2,500              0
         Interest expense - convertible debentures
             -beneficial conversion feature                 837,998        116,214
           Common stock issued for expenses                 123,768         89,816
           Provision for uncollectible accounts               3,100        (10,154)
       Changes in operating assets and liabilities:
           Accounts receivable                              (21,078)        54,404
           Inventories                                      (37,070)         2,833
           Prepaid expenses                                 (18,000)        (1,338)
           Accounts and notes payable                        55,577         90,641
           Accrued liabilities and taxes                    206,635        250,438
           Deferred income                                   (3,733)        (1,580)
                                                        ------------   ------------
              NET CASH (USED) IN OPERATING ACTIVITIES      (225,339)       (60,651)
                                                        ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from sale of assets held for sale                 0         48,635
                                                        ------------   ------------
              NET CASH PROVIDED BY
                  INVESTING ACTIVITIES                            0         48,635
                                                        ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Net proceeds from issuance of
          convertible debentures payable                    360,000        201,236
       Repayments on note payable, factor                         0        (58,313)
       Repayment of note payable, other                        (419)             0
                                                        ------------   ------------
             NET CASH PROVIDED BY
                 FINANCING ACTIVITIES                       359,581        142,923
                                                        ------------   ------------



                       IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                FOR THE THREE MONTHS ENDED JANUARY 31, 2003 AND 2002
                                    (UNAUDITED)


                                                                 2003      2002
                                                              ---------  ---------
NET INCREASE IN CASH AND
   CASH EQUIVALENTS                                           $134,242   $130,907

CASH AND CASH EQUIVALENTS, AT
   BEGINNING OF PERIOD                                             948      6,981
                                                              ---------  ---------
CASH AND CASH EQUIVALENTS, AT
   END OF PERIOD                                              $135,190   $137,888
                                                              =========  =========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION

       Cash paid during year for:

          Interest                                            $  2,334   $ 22,486
                                                              =========  =========
          Taxes                                               $      0   $      0
                                                              =========  =========
NON-CASH INVESTING AND FINANCING
   ACTIVITIES

       Issuance of common stock for convertible debentures    $ 58,681   $183,681
                                                              =========  =========
       Issuance of common stock for fees, services and
         expenses                                             $123,768   $ 94,666
                                                              =========  =========
       Issuance of common stock for accounts payable
          and accrued liabilities                             $  1,870   $401,935
                                                              =========  =========
       Interest expense - convertible debentures-beneficial
          conversion feature                                  $837,998   $116,214
                                                              =========  =========


                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)



NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS
         ------------------

         IBIZ Technology Corp. (hereinafter referred to as the Company) was organized on April 6, 1994, under the laws of the State of Florida. The Company operates as a holding company for subsidiary acquisitions.

         IBIZ, Inc. designs, manufactures (through subcontractors), and distributes a line of accessories for the PDA and handheld computer market which are distributed through large retail chain stores and e-commerce sites. IBIZ Inc. also markets LCD monitors, OEM notebook computers, third party software, and general purpose financial application keyboards.

         Invnsys Technology Corporation (hereinafter referred to as Invnsys) is an inactive entity.

         Qhost, Inc. is an inactive entity.

         PRESENTATION
         ------------

         The interim consolidated financial statements of the Company are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited consolidated financial statements for the interim periods presented. Operating results for the three-month period ended January 31, 2003 are not necessarily indicative of the results that may be expected for the year ended October 31, 2003. Accordingly, your attention is directed to footnote disclosures found in the October 31, 2002 Annual Report and particularly to Note 1 which includes a summary of significant accounting policies.

         PRINCIPLES OF CONSOLIDATION
         ---------------------------

         The consolidated financial statements include the accounts of IBIZ Technology Corp. and its wholly owned subsidiaries - IBIZ, Inc., Invnsys Technology Corporation and Qhost, Inc.

         All material inter-company accounts and transactions have been eliminated.

         INVENTORIES
         -----------

         Inventories are stated at the lower of cost (determined principally by average cost) or market. The inventories are comprised of finished products at January 31, 2003.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY AND EQUIPMENT
         ----------------------

         Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

         The Companies depreciates their property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

                 Tooling                                           3 Years
                 Machinery and equipment                          10 Years
                 Office furniture and equipment               5 - 10 Years
                 Vehicles                                          5 Years
                 Molds                                             5 Years

         ACCOUNTING FOR CONVERTIBLE DEBT SECURITIES
         ------------------------------------------

         The Company has issued convertible debt securities with non-detachable conversion features. The Company accounts for such securities in accordance with Emerging Issues Task Force Topic D-60. The Company has recorded the fair value of the beneficial conversion features as interest expense and an increase to Additional Paid in Capital.

         COMMON STOCK ISSUED FOR NON-CASH TRANSACTIONS
         ---------------------------------------------

         It is the Company's policy to value stock issued for non-cash transactions at the stock closing price at the date the transaction is finalized.

         REVENUE RECOGNITION
         -------------------

         Product sales - When the goods are shipped and title passes to the customer.

         Maintenance agreements - Income from maintenance agreements is being recognized on a straight-line basis over the life of the service contracts. The unearned portion is recorded as deferred income.

         Service income - When services are performed.

         SHIPPING AND HANDLING COSTS
         ---------------------------

         The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ADVERTISING
         -----------

         All direct advertising costs are expenses as incurred. The Company charged to operations $4,481 and $12,621 in advertising costs for the three months ended January 31, 2003 and 2002, respectively.

         RESEARCH AND DEVELOPMENT
         ------------------------

         The Company expenses research and development costs as incurred.

         INCOME TAXES
         ------------

         Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No.109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         NET (LOSS) PER SHARE
         --------------------

         The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted (loss) per share. Basic (loss) per share is computed by dividing net (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net (loss) per share are excluded.

         CONCENTRATION OF RISK
         ---------------------

         INDUSTRY

         The Company's products are intended for the computer and technology-related industry. This industry experiences a high degree of obsolescence and changes in buying patterns. The Company must expend funds for research and development and identification of new products in order to stay competitive.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         FINANCIAL INSTRUMENTS
         ---------------------

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable.

         Concentrations of credit risk with respect to trade receivables are normally limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas. The Company routinely assesses the financial strength of its customers. The Company normally does not require a deposit to support large customer orders.

         At January 31, 2003, three customers accounted for 51% of net receivables.

         PURCHASES
         ---------

         The Company relies primarily on two suppliers for its products. The loss of either supplier could have a material impact on the Company's operations. Purchases for three months ended January 31, 2003 totaled 97% and 3% from each supplier.

         REVENUES
         --------

         For the three months ended January 31, 2003, the Company had one customer which exceeded 10% of total revenues.

         PERVASIVENESS OF ESTIMATES
         --------------------------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECENT ACCOUNTING PRONOUNCEMENTS
         --------------------------------

         The FASB recently issued the following statements:

         FASB 144 - Accounting for the impairment or disposal of long-lived assets
         FASB 145 - Rescission of FASB statements 4, 44 and 64 and
                    amendment of FASB 13
         FASB 146 - Accounting for costs associated with exit or disposal activities
         FASB 147 - Acquisitions of certain financial institutions
         FASB 148 - Accounting for stock based compensation

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
         --------------------------------------------

         These FASB statements did not have a material impact on the Company's financial position and results of operations.

         GOING CONCERN
         -------------

         These consolidated financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The following factors raise substantial doubt as to the Company's ability to continue as a going concern:

              A. Continued operating losses
              B. Negative working capital
              C. Lack of cash from continuing operations
              D. Delinquent payroll taxes
              E. Unpaid wages
              F. Decline in national economy

         Management's plans to eliminate the going concern situation include, but are not limited to:

              A. Paid some, but not all, delinquent payables and unpaid wages through the issuance of common stock.
              B. Increase sales through new line of products acquired on July
                 11, 2002.
              C. Requested abatement of delinquent payroll tax penalties.

         Should the Company be unsuccessful in its plans, the operations of the company could be discontinued.

NOTE 2  PROPERTY AND EQUIPMENT

         Property and equipment and accumulated depreciation at January 31, 2003 consists of:

           Tooling                                               $     68,100
           Machinery and equipment                                     37,641
           Office furniture and equipment                              81,027
           Vehicle                                                     39,141
           Molds                                                       50,000
                                                                 ------------
                                                                      275,909
           Less accumulated depreciation                              171,173
                                                                 ------------
           Total property and equipment                          $    104,736
                                                                 ============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 3  INTELLECTUAL PROPERTY RIGHTS AND RELATED ROYALTY AGREEMENT

         On July 11, 2002, the Company purchased the Xela Case Keyboard and all related Intellectual Property and Resale Rights from ttools, LLC for $200,000. The Company is obligated to pay a royalty of $2.00 per unit sold on the first one million units. In accordance with FASB 142, the Company will amortize the Intellectual Property Rights over its estimated useful life of three years from the date the products are fully developed and ready for sale.

         Estimated Amortization Expense:
         -------------------------------

             For the year ended October 31, 2003                    $    39,000
             For the year ended October 31, 2004                         66,667
             For the year ended October 31, 2004                         66,667
             For the year ended October 31, 2005                         27,666
                                                                    ------------
                     Total Estimated Amortization Expense           $   200,000
                                                                    ============

NOTE 4  NOTES RECEIVABLE, OFFICERS

         Invnsys Technology Corporation

            A note due from the president of the
            Company, which is payable on demand and
            accrues interest at 6%. Management
            believes the note is uncollectible since
            IBIZ no longer has collateral for the note.
            The Company elected to write-off the
            loan as uncollectible by establishing an
            allowance for doubtful collections for the
            total amount due on the note.
                    Total amount of note receivable                 $   373,159

                           Less allowance for doubtful collection      (373,159)
                                                                    ------------
                                Note Receivable, Net                $         0
                                                                    ============

NOTE 5  NOTE PAYABLE, GAMMAGE AND BURNHAM

         In July 2001, the Company issued a note to Gammage and Burnham, PLC for the payment of $80,000 of legal fees previously recorded in accounts payable. The note is secured by accounts receivable but the security is waived in favor of the note payable to Platinum Funding Corporation providing Gammage and Burnham PLC receives $2,500 each time that Invnsys draws against its factoring line. As of January 31, 2003, the Company is in default of their loan agreement.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 6  TAXES PAYABLE

         Taxes payable consists of the following:

             Payroll taxes payable, current and deferred             $  158,575
             California income tax payable                               19,028
                                                                     -----------
                                                                     $  177,603
                                                                     ===========

NOTE 7  TAX CARRYFORWARDS

         The Company has the following tax carryforwards at January 31, 2003:

                                                              EXPIRATION
                     YEAR                      AMOUNT            DATE
          --------------------             -------------    -----------------
          Net operating loss
             October 31, 1995              $      2,500     October 31, 2010
             October 31, 1997                   253,686     October 31, 2012
             October 31, 1998                    71,681     October 31, 2013
             October 31, 1999                   842,906     October 31, 20l9
             October 31, 2000                 3,574,086     October 31, 2020
             October 31, 2001                 5,051,232     October 31, 2021
             October 31, 2002                 1,838,129     October 31, 2022
             January 31, 2003                   540,006     January 31, 2023
                                           -------------

                                           $ 12,174,226
                                           =============

NOTE 8  CONVERTIBLE DEBENTURES

         See detail of terms and conditions in Form 10-KSB for the year ended October 31, 2002.

         CONVERTIBLE DEBENTURES
         ----------------------

                                                                                  CURRENT
                                                                     TOTAL         PORTION
                                                                 ------------   ------------
         UNSECURED DEBENTURES

         Lites Trading Company - $1,600,000 debenture            $   750,000    $         0
         $5,000,000 convertible debenture                          1,681,737      1,681,737
         Laurus Master Fund, Ltd.                                    328,190        328,190
         Alpha Capital                                               240,000        140,000
                                                                 ------------   ------------
                Total Unsecured Debentures                       $ 2,999,927    $ 2,149,927
                                                                 ============   ============

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)



NOTE 8  CONVERTIBLE DEBENTURES (CONTINUED)

                                                                                       CURRENT
                                                                        TOTAL          PORTION
                                                                    -----------      -----------
         SECURED DEBENTURES
         ------------------

         AJW Entities                                               $   959,000      $   959,000
                                                                    -----------      -----------
            Total Secured Debentures                                $   959,000      $   959,000
                                                                    ===========      ===========
         Total Debentures                                           $ 3,958,927      $ 3,108,927
                                                                    ===========      ===========
         Maturities of convertible debentures are as follows:

                 2003                                               $ 3,108,927
                 2004                                                   100,000
                 2005                                                   750,000
                                                                    -----------
                 Total                                              $ 3,958,927
                                                                    ===========

NOTE 9  NOTE PAYABLE, FACTOR

         On October 9, 2001, the Company entered into a two year factoring agreement with Platinum Funding Corporation. The terms of the agreement provide that Platinum Funding Corporation may purchase Invnsys' accounts receivable, without recourse, by advancing 70% of the sales invoice to Invnsys. The interest charged on the loan is based upon the period of time an invoice is unpaid and ranges from 3% to 15%. At October 31, 2002, the Company is no longer using the services of Platinum Funding Corporation and plans to settle the account balances for an estimated $15,000.

NOTE 10 CANCELLATION OF DEBT
                                                            2003         2002
                                                         ----------   ----------
         Settlement of prior year liabilities            $       0    $  42,031
                                                         ----------   ----------

                                                         $       0    $  42,031
                                                         ==========   ==========

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)



NOTE 11 COMMITMENTS AND CONTINGENCIES

         OPERATING LEASE
         ---------------

         The Company leases its office and warehouse facilities under the following terms and conditions:

              1. Term - Three years from February 1, 2002 to January 31, 2005
              2. Size of facility - 4,343 square feet
              3. Base rent - Monthly rentals plus taxes and common area
                     operating expenses
              4. Base rental schedule -

                             MONTHS                    RENT
                           ----------               ----------
                             1 - 12                 $   2,172
                            13 - 24                     3,692
                            25 - 36                     4,343

         Future minimum lease payments excluding taxes and expenses are as follows:

                        January 31, 2004            $  44,304
                        January 31, 2005               52,116
                                                    ----------
                                                    $  96,420
                                                    ==========

         Rent expense for the three months ended January 31, 2003 and 2002 was $10,442 and $27,829, respectively.

         PAYROLL TAXES
         -------------

         The Company is negotiating a settlement regarding delinquent payroll taxes of approximately $65,000. Interest is being accrued on the outstanding balance. No amounts have been accrued for any penalties.

         WORKERS' COMPENSATION INSURANCE
         -------------------------------

         Through February 2003, the Company did not carry general liability or workers' compensation coverage, nor was it self-insured. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. As of February 28, 2003, there were no known liability claims. No amounts have been accrued for any penalties which may be assessed by the State of Arizona for non-compliance with the laws and regulations applicable to workers' compensation insurance.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)



NOTE 11 COMMITMENTS AND CONTINGENCIES (CONTINUED)

         LEGAL
         -----

         The Company is the defendant in one lawsuit for unpaid wages. Management has recorded a liability in the amount of $20,000.

         REAL ESTATE
         -----------

         The Company has pledged all of its assets, except inventory, to guarantee a mortgage of $905,000 on the premises it previously occupied at 1919 W. Lone Cactus Drive, Phoenix, Arizona. Ken Schilling, the President of the Company has an ownership interest in the property at 1919 W. Lone Cactus Drive.

         OFFICERS' COMPENSATION
         ----------------------

         As of January 31, 2003, the Company has employment agreements with two of its corporate officers. The contracts are for three years beginning July 2001 and provide for the following:

         1. Salaries from $150,000 to $250,000 for each officer.
         2. Bonuses of 1% of total sales for each officer.
         3. Options for 120,000 shares of common stock which will vest and be exercisable for a period of ten years.
         4. Option price of $0.20 a share.
         5. Termination -
               Termination by the Company without cause - the employee shall receive six months salary.
               Change of control - in the event of change of control, the
                  Company shall pay the employee a lump sum payment of three years annual salary.

         UNPAID OFFICERS' SALARIES
         -------------------------

         On December 20, 2001, the Board of Directors authorized the issuance of convertible debentures to the officers of the Company as consideration for their unpaid wages. As of the date of this filing, the debentures have not been issued.

NOTE 12 COMMON STOCK

         STOCK ISSUANCES
         ---------------

         1. On November 26, 2002, the Company filed an S-B Registration Statement with the SEC and subsequently issued 9,000,000 shares of common stock to individuals for services rendered.
         2. On December 6, 2002, the Company issued 1,500,000 shares of restricted common stock in consideration of services rendered.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)


NOTE 12  COMMON STOCK (CONTINUED)

         STOCK PURCHASE WARRANTS
         -----------------------

         As of January 31, 2003, the Company has issued the following common stock purchase warrants:

                                         NUMBER                        EXERCISE
                    DATE               OF SHARES        TERM             PRICE
             -----------------         ---------      -------      ------------------
             December 28, 1999           20,000       5 years      $            9.40
             January 10, 2000            28,125       5 years      $            9.90
             March 27, 2000              61,500       5 years      $   14.50 - 20.50
             May 17, 2000                12,500       3 years      $   10.20 - 50.00
             August 30, 2000              3,413       5 years      $            9.37
             August 30, 2000             25,000       3 years      $            5.00
             August 30, 2000             25,000       3 years      $            7.50
             August 30, 2000              3,636       3 years      $           10.00
             September 3, 2000           10,900       3 years      $           10.00
             September 27, 2000          27,875       3 years      $            9.00
             October 31, 2000            50,000       2 years      $            4.76
             December 20, 2000           40,000       5 years      $            2.28
             December 20, 2000           15,000       5 years      $            2.28
             April 26, 2001             150,000       5 years      $            1.23
             June 22, 2001              150,000       5 years      $            0.42
             June 27, 2001              150,000       5 years      $            0.21
             August 21, 2001             52,500       5 years      $            0.39
             October 9, 2001             35,000       5 years      $            0.26
             January 15, 2002            16,667       5 years      $ 105% of Closing
             January 15, 2002            50,000       5 years      $ 105% of Closing
             January 30, 2002           500,000       5 years      $            0.06
             April 23, 2002             300,000       5 years      $            0.06
             August 15, 2002            105,000       5 years      $            0.05
             October 9, 2002             75,000       5 years      $            0.05
             November 5, 2002            30,000       5 years      $            0.05
             January 31, 2003         1,500,000       5 years      $            0.01
                                   ------------
                                      3,437,116
                                   ============

         3,437,116 shares are exercisable at January 31, 2003.

                     IBIZ TECHNOLOGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2003
                                   (UNAUDITED)



NOTE 13 PREFERRED STOCK

         On December 20, 2001, the Board of Directors authorized the issuance of 3,500,000 shares of preferred stock to three officers and one director in lieu of their annual bonus and retention incentives. The preferred stock will have a 10:1 conversion rate from common stock to preferred stock and will have a "super" voting right of 100:1. As of the date of this report the preferred stock had not been issued. The Company has not designated any other rights or dividend policy in regard to the Preferred Stock.

NOTE 14 RELATED PARTY TRANSACTION

         On February 1, 2002, the Company transferred $249,918 of net assets held for sale in full payment of delinquent rent and property taxes in the amount of $78,376 on property previously rented by the Company. Ken Schilling, the President of the Company has an ownership interest in this property.

NOTE 15 SUBSEQUENT EVENTS

         On February 24, 2003, the Articles of Incorporation were amended to increase the number of authorized shares of common stock from 450,000,000 shares to 5,000,000,000 shares.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         iBiz's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBiz shall not be personally liable to iBiz or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBiz's Articles of Incorporation, as amended, is to eliminate the right of iBiz and its shareholders (through shareholders' derivative suits on behalf of iBiz) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBiz believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The follow table sets forth the estimated costs and expenses incurred by the selling security holders in connection with this Offering.

          SEC Registration Fee                                 $201.15
          Legal Fees and Expenses                           $15,000.00
          Accounting Fees and Expenses                       $5,000.00
          TOTAL(1)                                           20,201.15

         (1) Except for the SEC registration fee, all fees and expenses are estimates.

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The securities described below represents certain securities of iBiz sold by iBiz that were not registered under the Securities Act, all of which were issued by iBiz pursuant to exemptions under the Securities Act. Underwriters were involved in none of these transactions. In each case, the securities were sold to accredited investors, as determined by an investor questionnaire executed in conjunction with the respective subscription agreements.

         In January 1999, iBiz issued an aggregate of 640,318 shares of common stock to five purchasers for $.35 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         On March 10, 1999, iBiz issued an aggregate of 16,000,000 shares of common stock to seven persons or entities in exchange for the outstanding stock of iBiz by iBiz. The sales were made in reliance on Section 4(2) under the Securities Act with respect to such sales.

         From March to July 1999, iBiz sold an aggregate of 1,732,475 shares of Common Stock at $.50 per share. In connection with services in selling such shares, iBiz issued warrants to purchase 100,000 shares of Common Stock, exercisable for five years at $1.00 per share. The shares and warrants were issued in reliance on Section 4(2) of the Securities Act to accredited investors.

         In May 1999, iBiz sold an aggregate of $200,000 of convertible debentures to four purchasers. In connection with such sale, iBiz issued warrants to four individuals and entities to purchase an aggregate of 700,000 shares of common stock at prices ranging from $.30 to $1.00. The warrants are exercisable for a period of five years. The debentures and warrants were issued in reliance on Section 4(2) of the Securities Act to accredited investors.

         In October and December 1999, iBiz sold an aggregate of 505,000 shares of common stock to two purchasers at a price of $.50 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         In November 1999, iBiz sold an aggregate of $1,600,000 of convertible debentures. In connection with such sale, iBiz issued warrants to purchase an aggregate of 540,000 shares of Common Stock for a period of three years, at prices from $.94 to $.99 per share. The debentures and warrants were issued in reliance on Section 4(2) of the Securities Act to accredited investors.

         In November 1999, iBiz issued a warrant to purchase 75,000 shares of Common Stock for a period of five years, exercisable at $1.66 per share. The warrant was issued to one entity in connection with public relations services provided to iBiz. The warrant was issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In January 2000, iBiz sold 250,000 shares of Common Stock to one purchaser at $1.10 per share. In connection with such sale, iBiz issued warrants to purchase 41,250 shares of Common Stock, exercisable for a period of three years at $.99 per share. The shares and warrants were issued in reliance on
Section 4(2) of the Securities Act to an accredited investor.

         In February 2000, iBiz issued a warrant to purchase 100,000 shares of Common Stock for a period of five years, exercisable at $.75 per share. The warrant was issued to one person in connection with the execution of a lease for iBiz's property. The warrant was issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In March 2000, iBiz sold an aggregate of $1,600,000 of convertible debentures. In connection with such sale, iBiz issued warrants to purchase an aggregate of 615,000 shares of Common Stock for a period of three years, at prices from $1.45 to $2.05 per share. The debentures and warrants were issued in reliance on Section 4(2) of the Securities Act to accredited investors.

         In May 2000, iBiz issued warrants to purchase 125,000 shares of Common Stock for a period of five years, of which 75,000 are exercisable at $1.04 per share and 50,000 are exercisable at $5.00 per share. The warrant was issued to one entity in connection with public relations services provided to iBiz. The warrant was issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In June 2000, iBiz issued an aggregate of 150,000 shares of Common Stock to three entities in exchange for financial consulting services. The shares were issued in reliance on Section 4(2) of the Securities Act to accredited investors.

         In September 2000, iBiz sold 650,000 shares of Common Stock to one purchaser at $.35 per share. In connection with such sale, iBiz issued warrants to purchase 34,125 shares of Common Stock, exercisable for a period of three years at $.937 per share. The shares and warrants were issued in reliance on
Section 4(2) of the Securities Act to an accredited investor.

         During 2000, iBiz issued an aggregate of 5,680,713 shares of common stock to seven purchasers upon conversion of convertible debentures at effective prices between $.30 and $.805 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         In September 2000, iBiz issued an aggregate of 368,364 shares of common stock to four individuals or entities at prices ranging from $.45 and $.55 per share. the Securities Act. In connection with such sale, iBiz issued warrants to purchase 424,114 shares of Common Stock, exercisable for a period of three years at prices between $.90 and $1.00 per share. The shares and warrants were issued in reliance on Section 4(2) of the Securities Act to an accredited investor.

         During 2000, iBiz issued an aggregate of 620,000 shares of common stock to four purchasers upon exercise of warrants at $.75 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         iBiz entered into a certain stock purchase agreement with various individuals and institutions in which they agreed to purchase an aggregate of $5 million of 8% Convertible debentures (the "Debentures"). The Conversion Price for all of the Debentures is the lesser of (i) 80% of the average of the three lowest closing bid prices of the Common Stock on the Principal Market for the twenty-two (22) trading days prior to the Closing Date, or (ii) 80% of the average of the five lowest closing bid prices of the Common Stock on the Principal Market for the sixty (60) trading days prior to the Conversion Date, as defined in the Debenture. The maximum share of iBiz that any Subscriber may own after conversion at any given time is 4.99%, unless the Subscriber gives 75 days prior notice. In connection with the issuance of the Debentures, iBiz issued an aggregate of 1,050,000 warrants to purchase common stock to two institutions. The warrants are exercisable for a period of five years at prices ranging from $.2275 to $.4755. All of the foregoing securities were issued in reliance on Section 4(2) of the Securities Act of 1933 to accredited investors.

         In January 2000, iBiz issued 250,000 shares of common stock to one investor at a price of $1.10 per share. The sale was made to an accredited investor in reliance on Rule 506 or Section 4(2) under the Securities Act.

         During September and October 2000, iBiz issued an aggregate of 3,237,252 shares of common stock to 12 investors at prices ranging from$.30 to $.55 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         During September 2000, iBiz issued an aggregate of 48,888 shares of common stock at an effective price of $.45 per share to four individuals in payment of outstanding invoices totaling $22,000. The sales were made in reliance on Rule 506 or Section 4(2) under the Securities Act.

         During December 2000 and January 2001, iBiz issued an aggregate of 205,542 shares of common stock to five entities in connection with conversion of or interest payments on convertible debentures. Such shares were issued at effective prices ranging from $.12 to $.21 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         During February 2001 through November 2001, iBiz issued an aggregate of 61,298,682 shares of common stock to five entities in connection with conversion of or interest payments on convertible debentures. Such shares were issued at effective prices ranging from $.0120 to $.0195 per share. The sales were made to accredited investors in reliance on Rule 506 or Section 4(2) under the Securities Act.

         The securities described below represent equity securities of iBiz sold by iBiz during the three month period ended January 31, 2002 that were not registered under the Securities Act of 1933, as amended (the "Securities Act"), all of which were issued by iBiz pursuant to exemptions under the Securities Act. Underwriters were involved in none of these transactions.

         PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS FOR CASH

         None.

         SALES OF DEBT AND WARRANTS FOR CASH

         Convertible debentures were issued to three accredited purchasers during our first quarter of 2002. The debentures were in the aggregate principal amount of $222,500. The debentures were convertible into common stock at a conversion price of the lower of 80% of the average of the three lowest closing bid prices for the common stock twenty two days prior to the closing date or 80% of the average of the three lowest closing bid prices for the common stock sixty days prior to conversion. In addition, these same purchasers received an aggregate amount of 5,666,666 warrants to purchase common stock. The offering of convertible debentures and warrants was exempt from registration under Rule 504 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

         A convertible debenture was issued to one accredited investor during our second quarter of 2002. The debenture was in the principal amount of $100,000. The debenture is convertible into common stock at a conversion price of the lower of 80% of the average of the three lowest closing bid prices for the common stock twenty two days prior to the closing date or 80% of the average of the three lowest closing bid prices for the common stock sixty days prior to conversion. In addition, this same investor received 3,000,000 warrants to purchase common stock. The offering of convertible debentures and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on August 15, 2002 for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 210,000 shares of our common stock.

         The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.05 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until three years from the date of issuance at a purchase price of $0.05 per share.

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on January 31, 2003 for the sale of (i) $500,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. The debentures bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.01 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of the convertible debentures. The warrants are exercisable until seven years from the date of issuance at an exercise price of $0.01 per share.

         OPTION GRANTS

         None.

         ISSUANCES OF STOCK FOR SERVICES OR IN SATISFACTION OF OBLIGATIONS

         In November 2001, we issued 15,000,000 million shares of our common stock valued at $1,5000 to our president, Ken Schilling, as compensation for his contribution of 9,285,600 shares of common stock to iBiz prior to iBiz receiving shareholder approval to increase its authorized capital.

         In December 2001, we issued 21,750,000 shares of common stock valued at $217,500 to four consultants as payment for consulting services.

         During the three month period ending October 31, 2002, we issued an aggregate of 160,881,021 shares of our common stock to 6 employees in lieu of salaries equaling $128,704.82.

         In February 2003, we issued an aggregate of 105,775,711 restricted shares of our common stock to 5 employees in lieu of past due wages in an aggregate amount of $92,553,75.

         The above offerings and sales were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were business associates of iBiz or executive officers and/or directors of iBiz, and transfer was restricted by iBiz in accordance with the requirements of the Securities Act.

                               ITEM 27. EXHIBITS.


  Exhibit No.     DESCRIPTION
--------------------------------------------------------------------------------

     2.01(1)      Plan of Reorganization and Stock Exchange Agreement dated
                  January 1, 1999
     3.01         Articles of Incorporation, as amended
     3.02(1)      Bylaws
     5.01         Opinion of Sichenzia, Ross, Friedman & Ference LLP
     10.01(1)     iBiz Technology Corporation Distributed Software License
                  Agreement dated June 2, 1999, between iBiz and Jeremy Radlow
     10.02(1)     3Com Designed for Palm Computing Platform Logo License
                  Agreement, between iBiz and Palm Computing, Inc.
     10.03(1)     iBiz Technology Corp. Stock Option Plan dated January 31, 1999
     10.04(1)     Form of Stock Option
     10.5(1)      Employment Agreement dated March 5, 1999, as amended, between
                  iBiz, INVNSYS and Kenneth Schilling
     10.6(1)      Employment Agreement dated March 5, 1999, as amended, between
                  iBiz, INVNSYS and Mark Perkins
     10.7(2)      Securities Purchase Agreement dated November 9, 1999, between
                  iBiz and Globe United Holdings, Inc.
     10.8(2)      7% Convertible Debenture Due November 9, 2004, between iBiz and Globe United Holdings, Inc.
     10.9(2)      Warrant dated November 9, 1999
     10.10(2)     Registration Rights Agreement dated November 9, 1999, between
                  iBiz and Globe United Holdings, Inc.
     10.11(3)     Securities Purchase Agreement dated December 29, 1999, between
                  iBiz and Globe United Holdings, Inc.
     10.12(3)     7% Convertible Debenture Due December 29, 2004, between iBiz and Globe United Holdings, Inc.
     10.13(3)     Warrant dated December 29, 1999
     10.14(3)     Registration Rights Agreement dated December 29, 1999, between
                  iBiz and Globe United Holdings, Inc.
     10.15(6)     Securities Purchase Agreement dated March 27, 2000, between
                  iBiz and Lites Trading, Co.
     10.16(6)     7% Convertible Debenture Due March 27, 2000, between iBiz and
                  Lites Trading, Co.
     10.17(6)     Warrant dated March 27, 2000
     10.18(6)     Registration Rights Agreement dated March 27, 2000, between
                  iBiz and Lites Trading, Co.
     10.19(6)     Letter Agreement dated March 27, 2000, from Globe United
                  Holdings to iBiz
     10.20(10)    Form of Warrant dated August 30, 2000 (six warrants by and between iBiz Technology Corp., and various warrant holders)
     10.21(10)    Form of Warrant dated May 17, 2000 (four warrants by and
                  between iBiz Technology Corp., and various warrant holders)
     10.22(8)     Subscription Agreement for Debentures Convertible into Common
                  Stock of iBiz Technology Corp.
     10.23(8)     Form of 8% Convertible debentures Due Oct. 30, 2002
     10.24(8)     Funds Escrow Agreement
     10.25(8)     Form of Warrant dated Oct. 30, 2000.
     10.26(6)     Modification and Waiver by and among iBiz Technology and
                  Subscribers to 8% Convertible debentures Agreement, dated as of April 17, 2001
     10.27(6)     Subscription Agreement for Debentures Convertible into Common
                  Stock of iBiz Technology Corp., dated as of April 26, 2001
     10.28(6)     Form of 8% Convertible debentures Due April 26, 2003
     10.29(6)     Form of Warrant dated April 26, 2001, 2000
     10.30(6)     Form of Subscription Agreement for Debentures Convertible into
                  Common Stock of iBiz Technology Corp., dated as of October 9,
                  2001

  Exhibit No.     DESCRIPTION
--------------------------------------------------------------------------------

     10.31(8)     Form of 8% Convertible debentures Due October 9, 2002
     10.32(8)     Form of Warrant dated October 9, 2001
     10.33(10)    Form of Subscription Agreement for Debentures Convertible into
                  Common Stock of iBiz Technology Corp., dated as of August 21,
                  2001 between iBiz Technology and Laurus Master Fund, Ltd. and
                  Keshet, L.P.
     10.34(10)    Form of 8% Convertible Debenture Due October August 21, 2002
                  between iBiz Technology and Laurus Master Fund, Ltd.
     10.35(10)    Form of Warrant dated August 21, 2001 issued to Laurus Master
                  Fund, Ltd.
     10.36(10)    Form of 8% Convertible Debenture Due October August 21, 2002
                  between iBiz Technology and Keshet, L.P.
     10.37(12)    Form of Subscription Agreement for Debentures Convertible into
                  Common Stock of iBiz Technology Corp., dated as of July 30,
                  2001 between iBiz Technology and Laurus Master Fund, Ltd.,
                  Esquire Trading & Finance, Inc. and Celeste Trust Reg.
     10.38(12)    Form of 8% Convertible Debenture Due October July 30, 2002
                  between iBiz Technology and Laurus Master Fund, Ltd.
     10.39(12)    Form of Warrant dated July 30, 2001 issued to Laurus Master
                  Fund, Ltd.
     10.40(12)    Form of 8% Convertible Debenture Due October July 30, 2002
                  between iBiz Technology and Esquire Trading & Finance, Inc..
     10.41(12)    Form of Warrant dated July 30, 2001 issued to Esquire Trading
                  & Finance, Inc.
     10.42(12)    Form of 8% Convertible Debenture Due October July 30, 2002
                  between iBiz Technology and Celeste Trust Reg.
     10.43(12)    Form of Warrant dated July 30, 2001 issued to Celeste Trust
                  Reg.
     10.44(12)    Form of Subscription Agreement for Debentures Convertible into
                  Common Stock of iBiz Technology Corp., dated as of June 22,
                  2001 between iBiz Technology and The Keshet Fund, L.P.
     10.45(12)    Form of 8% Convertible Debenture Due October June 22, 2002
                  between iBiz Technology and The Keshet Fund, L.P.
     10.46(12)    Form of Warrant dated July 30, 2001 issued to The Keshet Fund,
                  L.P.
     10.47(13)    Alpha Capital Subscription Agreement
     10.48(13)    Alpha Debenture for $162,500
     10.49(13)    Alpha Debenture for $100,000
     10.50(13)    Alpha Warrant for 5,000,000 shares
     10.51(13)    Alpha Warrant for 3,000,000 shares
     10.52(14)    Securities Purchase Agreement, dated August 15, 2002
     10.53(14)    Registration Rights Agreement, dated August 15, 2002
     10.54(14)    Security Agreement, dated August 15, 2002
     10.55(14)    Guaranty Agreement, dated August 15, 2002
     10.56(14)    Debenture dated August 15, 2002 - AJW Qualified Partners, LLC
     10.57(14)    Debenture dated August 15, 2002 - AJW Offshore, LTD.
     10.58(14)    Debenture dated August 15, 2002 - AJW Partners, LLC
     10.59(14)    Warrant dated August 15, 2002 - AJW Qualified Partners, LLC
     10.60(14)    Warrant dated August 15, 2002 - AJW Offshore, LTD.
     10.61(14)    Warrant dated August 15, 2002 - AJW Partners, LLC
     10.62(14)    Modification Agreement, dated ______________
     10.63        Securities Purchase Agreement dated January 31, 2003
     10.64        Registration Rights Agreement dated January 31, 2003
     10.65        Security Agreement dated January 31, 2003
     10.66        Guaranty Agreement dated January 31, 2003
     10.67        Debenture January 31, 2003 - AJW Qualified Partners, LLC
     10.68        Debenture January 31, 2003 - AJW Offshore, LTD.
     10.69        Debenture January 31, 2003 - AJW Partners, LLC
     10.70        Warrant January 31, 2003 - AJW Qualified Partners, LLC
     10.71        Warrant January 31, 2003 - AJW Offshore, LTD.
     10.72        Warrant January 31, 2003 - AJW Partners, LLC
     21.01(1)     Subsidiaries of Company
     23.01(1)     Consent of Moffitt & Company, P.C.
     23.02(1)     Consent of Farber and Hass, CPA
     23.03(1)     Consent of Sichenzia Ross Friedman Ference LLP (see exhibit
                  5.1)

(1) Incorporated by reference from iBiz's Form 10-SB, File No. 000-27619, filed with the SEC on October 13, 1999
(2) Incorporated by reference from iBiz's Form 10-SB/A, File No. 000-27619, filed with the SEC on November 30, 1999.
(3) Incorporated by reference from iBiz's Form SB-2, File No. 333-94409, filed with the SEC on January 11, 2000.
(4) Incorporated by reference from iBiz's Form 10-KSB, File No. 000-027619, filed with the SEC on January 7, 2000.
(5) Incorporated by reference from iBiz's Form 10-QSB, File No. 000-027619, filed with the SEC on March 16, 2000.
(6) Incorporated by reference from iBiz's Form SB-2, File No. 333-34936, filed with the SEC on April 17, 2000.
(7) Incorporated by reference from iBiz's Form SB-2, File No. 333-42414, filed with the SEC on July 28, 2000.
(8) Incorporated by reference from iBiz's Form SB-2, File No. 333-50564, filed with the SEC on November 22, 2000.
(9) Incorporated by reference from iBiz's Form 8-K, File No. 000-027619, filed with the SEC on January 19, 2001.
(10) Incorporated by reference from iBiz's Form 10-KSB, File No. 000-027619, filed with the SEC on January 29, 2001.
(11) Incorporated by reference from iBiz's Form SB-2, File No. 333-63808, filed with the SEC on June 25, 2001.
(12) Incorporated by reference from iBiz's Form SB-2, File No. 333-74496, filed with the SEC on December 4, 2001.
(13) Incorporated by reference from iBiz's Form SB-2, File No. 333-88274, filed with the SEC on May 15, 2002.
(14) Incorporated by reference from iBiz's Form SB-2, File No. 333-100450, filed with the SEC on October 9, 2002.

                             ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on March 14, 2003.

                                        iBiz TECHNOLOGY CORP.


                                        By: /s/ KENNETH W. SCHILLING
                                            ------------------------------------
                                            Kenneth W. Schilling, President,
                                            Acting Principal Accounting Officer,
                                              and Director



         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated, on March 14, 2003.

                                     By: /s/ KENNETH W. SCHILLING
                                         ---------------------------------------
                                         Kenneth W. Schilling, President, Acting
                                            Principal Accounting Officer
                                         Director (Principal executive officer)


                                     By: /s/ MARK H. PERKINS
                                         ---------------------------------------
                                         Mark H. Perkins, Vice President of
                                            Operations, Director